Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 31, 2007

BY AND BETWEEN

COMMUNITY TRUST BANCORP, INC.

AND

EAGLE FIDELITY, INC.

        TABLE OF CONTENTS

                                                                                                                   Page

1.	Definitions	1

2.	The Merger	4

2.1	The Merger	4

2.2	Closing	4

2.3	Effective Time	4

2.4	Effects of the Merger	4

2.5	Merger Consideration	4

2.6	Election and Proration Procedures	6

2.7	Exchange Procedures	6

2.8	Effect on Outstanding Shares of Community Trust Common Stock	7

2.9	Directors of Surviving Corporation after Effective Time	7

2.10	Articles of Incorporation and Bylaws	7

2.11	Dissenters’ Rights	7

2.12	Bank Merger	7

2.13	Alternative Structure	7

3.	Representations and Warranties	7

3.1	Disclosure Letters	7

3.2	Representations and Warranties of Eagle	7

3.3	Representations and Warranties of Community Trust	12

4.	Conduct Pending the Merger	15

4.1	Forbearances by Eagle	15

4.2	Forbearances by Community Trust	16

5.	Covenants	17

5.1	Acquisition Proposals	17

5.2	Access and Information	17

5.3	Applications; Consents	18

5.4	Antitakeover Provisions	18

5.5	Additional Agreements	18

5.6	Publicity	18

5.7	Shareholders’ Meeting	18

5.8	Registration of Community Trust Common Stock	18

5.9	Affiliate Letters	18

i

5.10	Notification of Certain Matters	18

5.11	Employee Benefits Matters	18

5.12	Indemnification	19

5.13	Advisory Board	19

5.14	Exchange Listing	19

6.	Conditions to Consummation	19

6.1	Conditions to Each Party’s Obligations	19

6.2	Conditions to the Obligations of Community Trust	20

6.3	Conditions to the Obligations of Eagle	20

7.	Termination	20

7.1	Termination	20

7.2	Termination Fee	21

7.3	Effect of Termination	21

8.	Certain Other Matters	21

8.1	Notification of Offer	21

8.2	Interpretation	21

8.3	Survival	22

8.4	Waiver; Amendment	22

8.5	Counterparts	22

8.6	Governing Law	22

8.7	Expenses	22

8.8	Notices	22

8.9	Entire Agreement; etc	22

8.10	Successors and Assigns; Assignment	22

8.11	Severability	22

8.12	Specific Performance	22

8.13	Prevailing Party	22

EXHIBITS
Exhibit A	Form of Voting Agreement

Exhibit B	Plan of Bank Merger

Exhibit C	Form of Affiliate Letter

ii

AGREEMENT AND PLAN OF MERGER

This is an Agreement and Plan of Merger, dated as of the 31st day of May, 2007 (“Agreement”), by and between Community Trust Bancorp, Inc., a Kentucky corporation (“Community Trust”), and Eagle Fidelity, Inc., a Kentucky corporation (“Eagle”).

RECITALS

Whereas, the Board of Directors of each of Community Trust and Eagle (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of Community Trust and Eagle, as the case may be, and in the best long-term interests of the shareholders of Community Trust and Eagle, as the case may be, and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies.

Whereas, prior to making these determinations, Eagle engaged an investment banker to solicit the highest and best offer, and the determinations of the Board of Directors of Eagle were based on numerous factors, including, but not limited to, the consideration to be paid in the transaction, the structure of the business combination contemplated herein, and the historical performance and liquidity of Community Trust Common Stock (as defined herein).

Whereas, the parties hereto intend that the Merger (as defined herein) shall qualify as a reorganization under the provisions of Section 368(a) of the IRC (as defined herein) for federal income tax purposes.

Whereas, Community Trust and Eagle each desire to make certain representations, warranties, covenants and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

Whereas, as a condition and inducement to Community Trust’s willingness to enter into this Agreement, each of the members of the Board of Directors of Eagle has entered into an agreement dated as of the date hereof in the form of Exhibit A attached hereto, pursuant to which he or she will vote his or her shares of Eagle Common Stock (as defined herein) in favor of this Agreement and the transactions contemplated hereby.

AGREEMENT

Now, Therefore, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Definitions.

For purposes of this Agreement:

“Acquisition Proposal” means with respect to a party, any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, extraordinary transaction or other similar transaction involving such party or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of such party’s consolidated assets outside of the regular course of business in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of such party’s capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate Letter” means the letter in the form attached hereto as Exhibit C.

“Agreement” means this Agreement, as amended, modified, or amended and restated from time to time in accordance with its terms.

“All Cash Election” shall have the meaning given to that term in Section 2.5(c)(2)(B).

“All Stock Election” shall have the meaning given to that term in Section 2.5(c)(2)(A).

“Articles of Merger” shall have the meaning given to that term in Section 2.3.

“Average Closing Price” means the average of the closing sale prices of Community Trust Common Stock, as reported on the NASDAQ Global Select Market (excluding sale prices of Community Trust Common Stock during extended-hours trading) for the ten (10) consecutive full trading days in which such shares are traded on the NASDAQ Global Select Market ending at the close of trading on the Determination Date.

“Bank Merger” shall have the meaning given to that term in Section 2.12.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall have the meaning given to that term in Section 2.5(a).

“Cash Election” shall have the meaning given to that term in Section 2.6(b).

“Cash Election Shares” shall have the meaning given to that term in Section 2.6(b).

“Cash Exchange Amount” shall have the meaning given to that term in Section 2.5(c)(1).

“Certificate” shall mean a certificate representing Eagle Common Stock.

“Closing” shall have the meaning given to that term in Section 2.2.

“Closing Date” shall have the meaning given to that term in Section 2.2.

“Community Trust” shall have the meaning given to that term in the preamble.

“Community Trust Bank” shall have the meaning given to that term in Section 2.12.

“Community Trust Common Stock” means the common stock, par value $5.00 per share, of Community Trust.

“Community Trust Employee Plans” shall have the meaning given to that term in Section 3.3(q)(1).

“Community Trust Financial Statements” shall have the meaning given to that term in Section 3.3(j).

“Community Trust Qualified Plan” shall have the meaning given to that term in Section 3.3(q)(5).

“Community Trust Regulatory Filings” shall have the meaning given to that term in Section 3.3(e)(2).

“Community Trust’s Reports” shall have the meaning given to that term in Section 3.3(e)(1).

“Confidentiality Agreements” shall have the meaning given to that term in Section 5.2(c).

“Continuing Employee” shall have the meaning given to that term in Section 5.11(a).

“Continuity of Interest Date” shall have the meaning given to that term in Section6.1(g).

“Continuity of Interest Test” shall have the meaning given to that term in Section6.1(g).

“CRA” means the Community Reinvestment Act.

“CT Measuring Price” shall have the meaning given to that term in Section 2.5(b)(2).

“CT Shares” shall have the meaning given to that term in Section 2.5(b)(2).

“D&O Tail Coverage” shall have the meaning given to that term in Section 5.12(c).

“Determination Date” shall mean three (3) business days prior to the Closing Date.

“Disclosure Letter” shall have the meaning given to that term in Section 3.1.

“Dissenters’ Shares” shall have the meaning given to that term in Section 2.11.

“Eagle” shall have the meaning given to that term in the preamble.

“Eagle Common Stock” means the common stock, par value $1.00 per share, of Eagle.

“Eagle Employee Plans” shall have the meaning given to that term in Section 3.2(r)(1).

“Eagle Bank” shall have the meaning given to that term in Section 2.12.

“Eagle Qualified Plan” shall have the meaning given to that term in Section 3.2(r)(6).

“Eagle Regulatory Filings” shall have the meaning given to that term in Section 3.2(g).

“Eagle Shares” shall have the meaning given to that term in Section 2.5(a).

“Effective Time” shall have the meaning given to that term in Section 2.3.

“Election Deadline” shall have the meaning given to that term in Section 2.6(c).

“Election Form” shall have the meaning given to that term in Section 2.6(a).

“Election Modification Period” shall have the meaning given to that term in Section 2.6(c).

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect.  The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called “Superfund” or “Superlien” law, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, company, trade or business that, together with Eagle or Community Trust, as applicable, is treated, or has been treated, as a “single employer” under sections 414(b), (c), (m), or (o) of the IRC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Community Trust Bank.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles.

“Government Regulator” means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnified Party” shall have the meaning given to that term in Section 5.12(a).

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“KBCA” means the Kentucky Business Corporation Act, as amended.

“Knowledge” of a particular fact or other matter means, (a) with respect to Eagle, the actual knowledge of Dennis W Rich, president and chief executive officer of Eagle, or Rick W. Wood, executive vice-president of Eagle, and (b) with respect to Community Trust, the actual knowledge of any officer of Community Trust with the title ranking not less than senior vice president.

“Letter of Transmittal” shall have the meaning given to that term in Section 2.7(a).

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Mailing Date” shall have the meaning given to that term in Section 2.6(a).

“Material Adverse Effect” means an effect which is material and adverse to the business, financial condition, assets, liabilities or results of operations of Eagle or Community Trust, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both Community Trust and Eagle, (ii) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to companies subject to the reporting requirements of Section 12 or 15 of the Exchange Act, (iii) actions and omissions of Community Trust or Eagle taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (iv) direct effects of this Agreement on the operating performance of the parties, including reasonable expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (v) changes resulting from the announcements of transactions contemplated by this Agreement, and (vi) changes in general political or economic conditions in the United States of America, shall not be considered in determining if a Material Adverse Effect has occurred.

“Merger” shall have the meaning given to that term in Section 2.1.

“Merger Consideration” shall have the meaning given to that term in Section 2.5(a).

“Mixed Election” shall have the meaning given to that term in Section 2.5(c)(2)(C).

“NASDAQ” shall have the meaning given to that term in Section 2.5(b)(2).

“Non-Election” shall have the meaning given to that term in Section 2.6(b).

“Non-Election Proration Factor” shall have the meaning given to that term in Section 2.6(e).

“Non-Election Shares” shall have the meaning given to that term in Section 2.6(b).

“Offer Notification” shall have the meaning given to that term in Section 8.1.

“Out-of-Pocket Expenses” shall have the meaning given to that term in Section 7.2(a).

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Per Share Consideration” shall have the meaning given to that term in Section 2.5(b)(1).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Proxy Statement-Prospectus” shall have the meaning given to that term in Section 5.8.

“Registration Statement” shall have the meaning given to that term in Section 5.8.

“Representative” shall have the meaning given to that term in Section 2.6(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shortfall Number” shall have the meaning given to that term in Section 2.6(e).

“Stock Consideration” shall have the meaning given to that term in Section 2.5(a).

“Stock Conversion Number” shall have the meaning given to that term in Section 2.6(d).

               “Stock Election” shall have the meaning given to that term in Section 2.6(b).

“Stock Election Shares” shall have the meaning given to that term in Section 2.6(b).

“Stock Exchange Ratio” shall have the meaning given to that term in Section 2.5(b)(3).

“Shareholder Meeting” shall have the meaning given to that term in Section 5.7.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which Eagle or Community Trust, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) Eagle’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, is reasonably likely to result in a transaction that is more favorable to the shareholders of Eagle than the transactions contemplated hereby, including any adjustments to the terms and conditions of such transactions proposed by Community Trust in response to such Acquisition Proposal as provided in Section 8.1, and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the entity making the Acquisition Proposal, (ii) is not conditioned on obtaining any financing, and (iii) is for 100% of the outstanding shares of Eagle Common Stock.

“Surviving Corporation” shall have the meaning given to that term in Section 2.1.

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

“Termination Fee” shall have the meaning given to that term in Section 7.2(b).

“Third Party” shall have the meaning given to that term in Section 8.1.

“Topping Offer” shall have the meaning given to that term in Section 8.1.

“True-Down Amount” shall have the meaning given to that term in Section 7.1(g).

“True-Up Amount” shall have the meaning given to that term in Section 7.1(h).

2.    The Merger.

2.1    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, Eagle will merge with and into Community Trust (“Merger”) at the Effective Time.  At the Effective Time, the separate corporate existence of Eagle shall cease.  Community Trust shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the KBCA and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2    Closing.  The closing of the Merger (the “Closing”) will take place in the offices of Greenebaum Doll & McDonald PLLC, 3500 National City Tower, 101 South Fifth Street, Louisville, Kentucky 40202, at 10:00 a.m. on the date designated by Community Trust, which date shall be within thirty (30) days following the satisfaction or waiver of the last of conditions to Closing set forth in Article VI and which date shall be reasonably acceptable to Eagle (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree in writing (the “Closing Date”).

2.3    Effective Time.  In connection with the Closing, Community Trust and Eagle shall duly execute and deliver articles of merger (the “Articles of Merger”) to the Kentucky Secretary of State for filing pursuant to the KBCA.  The parties will make all other filings or recordings required under the KBCA.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Kentucky Secretary of State or at such later date or time as Community Trust and Eagle agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4    Effects of the Merger.  The Merger will have the effects set forth in the KBCA.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Community Trust shall possess all of the properties, rights, privileges, powers and franchises of Eagle and be subject to all of the debts, liabilities and obligations of Eagle.

2.5    Merger Consideration.

(a)    Subject to adjustment for cash paid in lieu of fractional shares in accordance with Section 2.5(d), the holders of shares of the Eagle Common Stock (“Eagle Shares”) will receive aggregate consideration consisting of (i) 544,137 shares of Community Trust Common Stock (the “Stock Consideration”) and (ii) Eighteen Million Five Hundred Thousand Dollars ($18,500,000) (the “Cash Consideration”) (collectively the Stock Consideration and the Cash Consideration are referred to herein as the “Merger Consideration”).

(b)    For purposes of this Agreement, the following terms shall have the following meanings:

(1)  “Per Share Consideration” means an amount equal to the sum of (A) the Cash Consideration plus (B) 544,137 multiplied by the CT Measuring Price, divided by the number of Eagle Shares issued and outstanding as of the Effective Time.

(2)  “CT Measuring Price” means the average closing price of shares of Community Trust Common Stock (“CT Shares”) as reported on the NASDAQ Stock Market (“NASDAQ”) over the ten (10) consecutive trading day period ending on the third business day prior to the Effective Time.

                                                (3)  “Stock Exchange Ratio” is the ratio determined by dividing the Per Share Consideration by the CT Measuring Price.

(c)    Subject to the provisions of this Agreement, automatically by virtue of the Merger and without any action on the part of any person:

(1)  Outstanding Eagle Shares.  Except as otherwise provided in this Section 2, at the Effective Time, each Eagle Share (excluding Eagle Shares held by Eagle as treasury shares and Eagle Shares held by Community Trust or Community Trust Bank other than in a fiduciary capacity or in satisfaction of a debt previously contracted) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and at the Effective Time, be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in Sections 2.5(c)(ii), 2.5(c)(iv), 2.5(c)(v) and 2.7) into either (i) cash in the amount of the Per Share Consideration for each Eagle Share (the “Cash Exchange Amount”); (ii) CT Shares based upon an exchange ratio, which shall be equal to the Stock Exchange Ratio; or (iii) a combination of such CT Shares and cash, as more fully set forth in Section 2.5(c)(ii)(C).

(2)  Election as to Outstanding Eagle Shares.  The holders of Eagle Shares will have the following alternatives in connection with the exchange of their Eagle Shares in connection with the Merger (which alternatives shall in each case be subject to the allocation procedures set forth in Sections 2.5(c)(iv) and 2.5(c)(v)):

(A)
AT THE OPTION OF THE HOLDER, all of such holder’s Eagle Shares deposited with the Exchange Agent shall be converted into and become CT Shares at the Stock Exchange Ratio (such election, the “All Stock Election”); provided, however, that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.5(d); or

(B)
AT THE OPTION OF THE HOLDER, all of such holder’s Eagle Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) at the Cash Exchange Amount (such election, the “All Cash Election”); or

(C)
AT THE OPTION OF THE HOLDER, any whole number of such holder’s Eagle Shares deposited with the Exchange Agent shall be converted into and become CT Shares at the rate of the Stock Exchange Ratio and the remainder of such holder’s Eagle Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) at the rate of the Cash Exchange Amount (such election, the “Mixed Election”); provided, however, that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.5(d); or

(D)
IF NO ELECTION IS MADE BY THE HOLDER BY THE ELECTION DEADLINE, all of such holder’s Eagle Shares will be converted into the right to receive CT Shares as set forth in Section 2.5(c)(ii)(A), cash as set forth in Section 2.5(c)(ii)(B), or any combination of CT Shares and cash as determined by Community Trust or, at Community Trust’s direction, by the Exchange Agent, at the Stock Exchange Ratio and the Cash Exchange Amount, as applicable; provided, however, that fractional shares will not be issued and cash will be paid in lieu thereof as provided in Section 2.5(d).

(E)
In connection with any election made by a holder of Eagle Shares, such holder may designate specifically which of the Eagle Shares being exchanged are to be converted into and become CT Shares, and such designation shall be contained in the Election Form/Letter of Transmittal.

(3)  Treasury Shares and Eagle Shares Held by Community Trust.  Each Eagle Share held by Eagle as a treasury share, or held by Community Trust or Community Trust Bank other than in a fiduciary capacity or in satisfaction of debt previously contracted, immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(4)  Reduction of Eagle Shares Deposited for Cash.  If (x) the product of the Per Share Consideration multiplied by the number of Eagle Shares deposited with the Exchange Agent at the Election Deadline for cash pursuant to the All Cash Election and the Mixed Election and not withdrawn pursuant to Section 2.6(c) (including Eagle Shares for which no Election has been made by the holder by the Election Deadline and which are allocated to be converted into cash pursuant to Section 2.5(c)(ii)(D)), plus (y) the product of the Per Share Consideration multiplied by the number of Dissenters’ Shares, if any, is greater than the Cash Consideration, Community Trust (taking into account the specific designation made pursuant to Section 2.5(c)(ii)(E) and the Election Form/Letter of Transmittal) will promptly eliminate, or cause to be eliminated by the Exchange Agent (taking into account the specific designation made pursuant to Section 2.5(c)(ii)(E) and the Election Form/Letter of Transmittal), from the Eagle Shares deposited for cash pursuant to the All Cash Election and the Mixed Election (subject to the limitations described in Section 2.5(c)(iv)(D)), a sufficient number of such Eagle Shares so that the sum of the total number of Eagle Shares remaining on deposit for cash pursuant to the All Cash Election and the Mixed Election (after giving effect to Section 2.5(c)(ii)(D)) multiplied by the Per Share Consideration, plus the number of Dissenters’ Shares, if any, multiplied by the Per Share Consideration, equals the Cash Consideration.  After giving effect to Section 2.5(c)(ii)(D), such elimination will be effected as follows:

(A)
Subject to the limitations described in Section 2.5(c)(iv)(D), the Exchange Agent will eliminate from the Eagle Shares deposited for cash pursuant to the All Cash Election and the Mixed Election, and will add or cause to be added to the Eagle Shares deposited for CT Shares, on a pro rata basis in relation to the total number of Eagle Shares deposited pursuant to the All Cash Election and the Mixed Election minus the number of Eagle Shares so deposited by the holders described in Section 2.5(c)(iv)(D), such whole number of Eagle Shares on deposit for cash pursuant to the All Cash Election and the Mixed Election as may be necessary so that the total number of Eagle Shares remaining on deposit for cash pursuant to the All Cash Election and the Mixed Election multiplied by the Per Share Consideration, plus the number of Dissenters’ Shares, if any, multiplied by the Per Share Consideration, equals the Cash Consideration;

(B)
All Eagle Shares that are eliminated pursuant to Section 2.5(c)(iv)(A) from the Eagle Shares deposited for cash shall be converted into CT Shares as provided by Sections 2.5(c)(ii)(A) and 2.5(c)(ii)(C);

(C)	Notice of such allocation shall be provided promptly to each shareholder whose Eagle Shares are eliminated from the Eagle Shares on deposit for cash pursuant to Section 2.5(c)(iv)(A); and

(D)
Notwithstanding the foregoing, the holders of 100 or fewer Eagle Shares of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their Eagle Shares converted into CT Shares.

(5)  Increase of Eagle Shares Deposited for Cash.  If (x) the product of the Per Share Consideration multiplied by number of Eagle Shares deposited with the Exchange Agent at the Election Deadline for cash pursuant to the All Cash Election and the Mixed Election and not withdrawn pursuant to Section 2.6(c) (including Eagle Shares for which no Election has been made by the holder by the Election Deadline and which are allocated to be converted into cash pursuant to Section 2.5(c)(ii)(D)), plus (y) the product of the Per Share Consideration multiplied by the number of Dissenters’ Shares, if any, is less than the Cash Consideration, Community Trust (taking into account the specific designation made pursuant to Section 2.5(c)(ii)(E) and the Election Form/Letter of Transmittal) will promptly add, or cause to be added by the Exchange Agent (taking into account the specific designation made pursuant to Section 2.5(c)(ii)(E) and the Election Form/Letter of Transmittal), to the Eagle Shares deposited for cash, a sufficient number of Eagle Shares deposited for CT Shares pursuant to the All Stock Election and the Mixed Election so that the sum of the total number of Eagle Shares on deposit for cash pursuant to the All Cash Election and the Mixed Election (after giving effect to Section 2.5(c)(ii)(D)) multiplied by the Per Share Consideration, plus the number of Dissenters’ Shares, multiplied by the Per Share Consideration, equals the Cash Consideration.  After giving effect to Section 2.5(c)(ii)(D), such addition will be effected as follows:

(A)
Subject to the limitation described in Section 2.5(c)(iv)(D), Community Trust will add or cause to be added to the Eagle Shares deposited for cash, and the Exchange Agent will eliminate or cause to be eliminated from the Eagle Shares deposited for CT Shares pursuant to the All Stock Election and the Mixed Election, on a pro rata basis in relation to the total number of Eagle Shares deposited for CT Shares pursuant to the All Stock Election and the Mixed Election, such whole number of Eagle Shares not then on deposit for cash as may be necessary so that the sum of the total number of Eagle Shares on deposit for cash multiplied by the Per Share Consideration, plus the number of Dissenters’ Shares, if any, multiplied by the Per Share Consideration, equals the Cash Consideration;

(B)
All Eagle Shares that are eliminated pursuant to Section 2.5(c)(v)(A) from the Eagle Shares to be converted into CT Shares shall be converted into cash, as provided by Sections 2.5(c)(ii)(B) and 2.5(c)(ii)(C); and

(C)	Notice of such allocation shall be provided promptly to each shareholder whose Eagle Shares are added to the Eagle Shares on deposit for cash pursuant to Section 2.5(c)(v)(A).

(d)    Notwithstanding any other provision of this Agreement, no fraction of a share of Community Trust Common Stock and no certificates or scrip therefor will be issued in the Merger and no dividend or distribution with respect to the Community Trust Common Stock shall be payable on or with respect to any fractional shares; instead, Community Trust shall pay to each holder of Eagle Common Stock who would otherwise be entitled to a fraction of a share of Community Trust Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction (rounded to the nearest thousandth when expressed in decimal form) by the CT Measuring Price (subject to an appropriate and proportionate adjustment in the event any transaction of the type described in Section 2.5(e) below occurs).

(e)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Community Trust Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, an appropriate and proportionate adjustment shall be made to the Stock Consideration and the Stock Exchange Ratio.

(f)    As of the Effective Time, each share of Eagle Common Stock held directly or indirectly by Community Trust, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.  All shares of Community Trust Common Stock that are held by Eagle, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters’ Shares shall be converted into the Merger Consideration pursuant to this Section 2.5, but instead shall be treated in accordance with the provisions set forth in Section 2.11.

2.6    Election and Proration Procedures.

(a)    An election form, in such form as Community Trust and Eagle shall mutually agree (an “Election Form”), shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Eagle Common Stock as of the record date for eligibility to vote on the Merger.  The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Eagle Common Stock.  Community Trust shall make available Election Forms as may be reasonably requested by all persons who become holders of Eagle Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and Eagle shall provide to Community Trust all information reasonably necessary for it to perform its obligations as specified herein.

(b)    Each Election Form shall entitle the holder of shares of Eagle Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to  make (i) the All Stock Election, (ii) the All Cash Election, (iii) the Mixed Election, or (iv) no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (“Non-Election”).  Holders of record of shares of Eagle Common Stock who hold such shares as nominees, trustees or in other representative capacities (“Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Eagle Common Stock held by that Representative for a particular beneficial owner.  Eagle Shares as to which no election has been made are referred to as “Non-Election Shares.”

(c)    To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 5:00 p.m., Eastern Standard time, on the third business day immediately preceding the Effective Time (or such other time and date as Eagle and Community Trust may mutually agree) (the “Election Deadline”).  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by Community Trust pursuant to Section 2.7(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Eagle Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  Any Eagle shareholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form.  Any Eagle shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent.  All elections shall be revoked automatically if the Exchange Agent is notified in writing by Community Trust and Eagle that this Agreement has been terminated.  If a Eagle shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes (as opposed to changes) his or her Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Eagle Common Stock held by such shareholder shall be designated Non-Election Shares.  Community Trust shall cause the Certificates representing Eagle Common Stock described in (ii) in the immediately preceding sentence to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

2.7    Exchange Procedures.

(a)    Appropriate transmittal materials in a form reasonably satisfactory to Community Trust and Eagle (“Letter of Transmittal”) shall be mailed by the Exchange Agent within six (6) business days after the Effective Time to each holder of record of Eagle Common Stock as of the Effective Time who did not previously submit a completed Election Form in accordance with Section 2.6(c).  A Letter of Transmittal will be deemed properly completed only if accompanied by Certificates representing all shares of Eagle Common Stock to be converted thereby (or customary affidavits and, if required by Community Trust pursuant to Section 2.7(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates).  Delivery of a properly completed Election Form in accordance with Section 2.6(c) which is not subsequently revoked shall satisfy the requirement for delivery of a Letter of Transmittal pursuant to this Section 2.7.

(b)    At and after the Effective Time, each Certificate (except as specifically set forth in Section 2.5) shall represent only the right to receive the Merger Consideration.

(c)    Prior to the Effective Time, Community Trust shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of Community Trust Common Stock to provide for payment of the aggregate Stock Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Eagle Common Stock, for exchange in accordance with Section 2.5, an amount of cash sufficient to pay the aggregate Cash Consideration.

(d)    The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Community Trust may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Community Trust Common Stock that such holder has the right to receive pursuant to Section 2.5, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.5, if any, (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.5, and any dividends or other distributions to which such holder is entitled to receive pursuant to Section 2.7(e)).  Certificates so surrendered shall forthwith be canceled.  Within five (5) business days of the receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Community Trust Common Stock and cash as provided herein.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Community Trust Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.  If there is a transfer of ownership of any shares of Eagle Common Stock not registered in the transfer records of Eagle, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Eagle Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Community Trust and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

(e)    No dividends or other distributions declared or made after the Effective Time with respect to Community Trust Common Stock issued pursuant to this Agreement shall be remitted to any Person entitled to receive shares of Community Trust Common Stock hereunder until such Person surrenders his or her Certificates in accordance with Sections 2.6 or 2.7.  Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Community Trust Common Stock represented by such Person’s Certificates.

(f)    The stock transfer books of Eagle shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Eagle of any shares of Eagle Common Stock.  If, after the Effective Time, Certificates are presented to Community Trust, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(g)    Any portion of the aggregate amount of cash to be paid pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.7 or any proceeds from any investments thereof that remains unclaimed by the shareholders of Eagle for six (6) months after the Effective Time shall be repaid by the Exchange Agent to Community Trust upon the written request of Community Trust.  After such request is made, any shareholders of Eagle who have not theretofore complied with Sections 2.6 or 2.7 shall look only to Community Trust for the Merger Consideration deliverable in respect of each share of Eagle Common Stock such shareholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon.  If any Merger Consideration is not claimed by the Person(s) entitled thereto prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Community Trust.  Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Eagle Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)    Community Trust and the Exchange Agent shall be entitled to rely upon Eagle’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, Community Trust and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(i)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Community Trust, the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

2.8    Effect on Outstanding Shares of Community Trust Common Stock.  Except as otherwise provided in Section 2.5(f), at and after the Effective Time, each share of Community Trust Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.9    Directors of Surviving Corporation after Effective Time.  Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of Community Trust serving immediately prior to the Effective Time.  Each of the directors of Eagle as of the Effective Time shall be invited to serve on an advisory board, as more specifically described in Section 5.13.

2.10    Articles of Incorporation and Bylaws.  The articles of incorporation of Community Trust, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation as of the Effective Time.  The bylaws of Community Trust, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation as of the Effective Time.

2.11    Dissenters’ Rights.  Notwithstanding any other provision of this Agreement to the contrary, shares of Eagle Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have delivered written notice to Eagle before the vote is taken of the shareholders’ intent to demand payment for such shares in accordance with the KBCA (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration, provided that all such Dissenters’ Shares shall cause a reduction at the Closing in the Cash Consideration portion of the Merger Consideration to the extent provided in Section 2.5. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the KBCA, except that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the KBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.7 of the Certificate(s) that, immediately prior to the Effective Time, evidenced such shares.  Eagle shall give Community Trust (i) prompt notice of any written demands for payment for any shares of Eagle Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the KBCA and received by Eagle relating to shareholders’ dissenters’ rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the KBCA consistent with the obligations of Eagle thereunder.  Eagle shall not, except with the prior written consent of Community Trust, (a) make any payment with respect to such demand, (b) offer to settle or settle any demand for payment or (c) waive any failure to timely deliver a written demand for payment or timely take any other action to perfect dissenters’ rights in accordance with the KBCA.

2.12    Bank Merger.  As soon as practicable after the execution and delivery of this Agreement, Community Trust Bank, Inc., a Kentucky banking corporation and a wholly owned subsidiary of Community Trust (“Community Trust Bank”), and Eagle Bank, Inc., a Kentucky banking corporation and a wholly owned subsidiary of Eagle (“Eagle Bank”), shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit B, pursuant to which Eagle Bank will merge with and into Community Trust Bank (the “Bank Merger”).  The parties intend that the Bank Merger will become effective immediately following the Effective Time.

2.13    Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Community Trust may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall use commercially reasonable efforts to enter into such alternative transactions as Community Trust and Eagle mutually may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) change the intended federal income or Kentucky state tax consequences of the transactions contemplated by this Agreement or (iii) materially impede the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement.  In the event that Community Trust and Eagle elect to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

3.    Representations and Warranties.

3.1    Disclosure Letters.  Prior to the execution and delivery of this Agreement, Community Trust and Eagle have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate).  The disclosures in any section or paragraph of either  Disclosure Letter shall be deemed to have been made, as applicable, in any other section or paragraph of the Disclosure Letter, whether or not such disclosures have actually been made in such sections or paragraphs.  The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect.

3.2    Representations and Warranties of Eagle.  Eagle represents and warrants to Community Trust that, except as disclosed in Eagle’s Disclosure Letter:

(a)    Organization and Qualification.  Eagle is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is registered as a bank holding company under the BHC Act.  Eagle has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Eagle is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Eagle.

(b)    Subsidiaries.

(1)    Eagle’s Disclosure Letter sets forth with respect to each of Eagle’s Subsidiaries its name, its jurisdiction of incorporation, Eagle’s percentage ownership, the number of shares of stock owned or controlled by Eagle and the name and number of shares held by any other Person who owns any stock of the Subsidiary. Eagle owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Eagle’s right to vote or dispose of any equity securities of its Subsidiaries.  Eagle’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies or by and in Kentucky banking associations.

(2)    Each of Eagle’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(3)    The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable.  No shares of capital stock of any Subsidiary of Eagle are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(4)    No Subsidiary of Eagle other than Eagle Bank is an “insured depository institution” as defined in the FDIA and the applicable regulations thereunder.  The deposits of Eagle Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law.  Eagle Bank is a Kentucky banking corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky, and is authorized to transact banking and trust business in Kentucky.  Eagle Bank is a member in good standing of the Federal Home Loan Bank System.

(c)    Capital Structure.

(1)    The authorized capital stock of Eagle consists of:

(A)    3,500,000 shares of Eagle Common Stock; and

(B)    300,000 shares of preferred stock.

(2)    As of the date of this Agreement and at the Effective Time:

(A)    906,894 shares of Eagle Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights;

(B)    no shares of Eagle preferred stock are issued and outstanding.

(3)    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Eagle may vote are issued or outstanding.

(4)    Except as set forth in this Section 3.2(c), as of the date of this Agreement, no shares of capital stock or other voting securities of Eagle are issued, reserved for issuance or outstanding.  Neither Eagle nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Eagle or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Eagle or any of its Subsidiaries or obligating Eagle or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.  As of the date hereof, there are no outstanding contractual obligations of Eagle or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Eagle or any of its Subsidiaries.  A complete and accurate list of Eagle’s shareholders as of a date not more than ten (10) days prior to the date of this Agreement, indicating the name and address of, and the number of shares held of record by, each shareholder, has been made available to Community Trust, and such list shall be updated as of a date not more than ten (10) days prior to the Effective Time and delivered or made available to Community Trust prior to the Effective Time.

(d)    Authority.

(1)    Eagle has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Eagle’s Board of Directors, and no other corporate proceedings on the part of Eagle are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Eagle Common Stock.  This Agreement has been duly and validly executed and delivered by Eagle and constitutes a valid and binding obligation of Eagle, enforceable against Eagle in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(2)    Eagle Bank has all requisite corporate power and authority to enter into the Plan of Bank Merger, to perform its obligations thereunder and to consummate the Bank Merger.  The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated by the Plan of Bank Merger have been duly authorized by all necessary corporate actions on the part of Eagle Bank’s Board of Directors, and no other corporate proceedings on the part of Eagle Bank are necessary to authorize the Plan of Bank Merger or to consummate the transactions contemplated by the Plan of Bank Merger.   The Plan of Bank Merger will be duly and validly executed and delivered by Eagle Bank and will constitute a valid and binding obligation of Eagle Bank, enforceable against Eagle Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)    No Violations.  The execution, delivery and performance of this Agreement by Eagle do not, and the consummation of the transactions contemplated by this Agreement (including the Bank Merger) by Eagle and Eagle Bank will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Eagle or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of Eagle or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Eagle or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Eagle or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Eagle.

(f)    Consents and Approvals.   No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Eagle of this Agreement, the execution and delivery by Eagle Bank of the Plan of Bank Merger, or the consummation by Eagle of the Merger, the consummation by Eagle Bank of the Bank Merger, or the consummation by Eagle of the other transactions contemplated by this Agreement, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (iii) the registration or qualification of the shares of Community Trust Common Stock to be issued in exchange for shares of Eagle Common Stock under applicable state securities or “blue sky” laws and (iv) the listing of the shares of Community Trust Common Stock to be issued in exchange for shares of Eagle Common Stock on NASDAQ.  As of the date hereof, Eagle knows of no reason pertaining to Eagle or Eagle Bank why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)    Regulatory Filings.  Eagle and each Subsidiary of Eagle has filed with any Government Regulator, and has made available to Community Trust, all reports, schedules, registrations, and statements that it has been required to file since December 31, 2001 (collectively, “Eagle Regulatory Filings”).  As of their respective dates, each of the Eagle Regulatory Filings complied in all material respects with all of the laws, rules and regulations of the Government Regulator with which they were filed.  None of the Eagle Regulatory Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(h)    Financial Statements.  Eagle has previously made available to Community Trust copies of (i) the consolidated balance sheets of Eagle and its Subsidiaries as of December 31, 2006, 2005 and 2004 and related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2006, together with the notes thereto, accompanied by the audit report of Eagle’s independent public auditors, and (ii) the unaudited consolidated balance sheet of Eagle and its Subsidiaries as of March 31, 2007 and the related consolidated statements of income for the three months ended March 31, 2007.  Such financial statements were prepared from the books and records of Eagle and its Subsidiaries, fairly present the consolidated financial position of Eagle and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows, were applicable, of Eagle and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of changes in shareholders’ equity, footnotes and cash flows to the extent permitted under applicable regulations.  All loans, discounts and financing leases reflected on Eagle’s financial statements have been, or, as the context requires, shall be (i) evidenced by notes or other evidences of indebtedness which are true, genuine and what they purport to be, and (ii) adequately reserved against in an amount sufficient to provide for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of their respective dates in accordance with GAAP.  The books and records of Eagle and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.  Eagle and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(i)    Undisclosed Liabilities.  Neither Eagle nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Eagle as of December 31, 2006, except for liabilities incurred since December 31, 2006 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Eagle.

(j)    Absence of Certain Changes or Events.  Except as disclosed in Eagle’s Disclosure Letter, since December 31, 2006, (i) Eagle and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Eagle, (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Eagle or any of its Subsidiaries to any of their respective directors, officers or employees except for normal increases in compensation and benefits in the ordinary and usual course of business consistent with past practice, (iv) neither Eagle nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, (v) there has been no change in any accounting principles, practices or methods of Eagle or any of its Subsidiaries other than as required by GAAP, and (vi) neither Eagle nor any of its Subsidiaries has received notice of, or has Knowledge that, any of its credit or deposit customers has terminated or intends to terminate its relationship with Eagle or any of its Subsidiaries, which termination either singly or in the aggregate would reasonably be expected to have a Material Adverse Effect on Eagle.

(k)    Litigation.  There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of Eagle, threatened against or affecting Eagle or any of its Subsidiaries or any property or asset of Eagle or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Eagle or (ii) challenge the validity or propriety of any of the transactions contemplated by this Agreement.  To the Knowledge of Eagle, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Eagle or any of its Subsidiaries.  There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Eagle or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Eagle.

(l)    Absence of Regulatory Actions.  Since December 31, 2001, neither Eagle nor any of its Subsidiaries has been, nor is it currently, a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been since December 31, 2001, or is subject to, any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking.  There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of Eagle or its Subsidiaries.

(m)    Compliance with Laws.  Each of Eagle and its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business.  Each of Eagle and its Subsidiaries is in compliance, in all material respects, with the privacy provisions of the Gramm-Leach-Bliley Act and other applicable laws relating to consumer privacy.  To Eagle’s Knowledge, each of Eagle and its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Eagle’s Knowledge, no suspension or cancellation of any of them is threatened.  Neither Eagle nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Eagle.

(n)    Taxes.  Except as set forth on Eagle’s Disclosure Letter, all material federal, state, local and foreign tax returns required to be filed by or on behalf of Eagle or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects.  All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Eagle or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Eagle’s balance sheet (in accordance with GAAP).  To Eagle’s Knowledge, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Eagle or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Eagle or any of its Subsidiaries do not file tax returns that Eagle or any such Subsidiary is subject to taxation in that jurisdiction.  All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Eagle or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Eagle’s balance sheet (in accordance with GAAP).  Eagle and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.  Each of Eagle and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.  Neither Eagle nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC and neither Eagle nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the issuance of any Eagle Common Stock), that would not be fully deductible by reason of Section 162(m) of the IRC.  Neither Eagle nor any of its Subsidiaries may be held liable for any material Taxes of another Person (other than Eagle or any of its Subsidiaries) pursuant to Treas. Reg. § 1.1502-6 or otherwise.   Neither the consummation of the Merger nor the Bank Merger will accelerate the recognition of any income pursuant to section 481 of the IRC.   Neither Eagle nor any Subsidiary has engaged in a “reportable transaction” or “listed transaction” as those terms are defined in section 6707A(c) of the IRC.   Neither Eagle nor any Subsidiary is a party to any tax sharing or similar agreement.

(o)    Agreements.

(1)    Eagle’s Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which Eagle or any of its Subsidiaries is a party or is bound:

(A)    with any executive officer or other key employee of Eagle or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Eagle or any of its Subsidiaries of the nature contemplated by this Agreement;

(B)    with respect to the employment of any directors, officers, employees or consultants;

(C)    any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(D)    containing covenants that limit the ability of Eagle or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, Eagle (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(E)    pursuant to which Eagle or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(F)    not fully disclosed in Eagle Regulatory Filings that relates to borrowings of money, letters of credit (or guarantees thereof) by Eagle or any of its Subsidiaries in excess of $50,000, other than purchases of Federal Funds or repurchase agreements fully secured by U.S. government agency securities;

(G)    which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis;

(H)    the termination of which would require payment by Eagle or any of its Subsidiaries in excess of $25,000; or

(I)    which would constitute a material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC).

   (2)    Neither Eagle nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of Eagle, no other party to any such agreement (excluding any loan or extension of credit or security agreements relating thereto made by Eagle or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Eagle.

(p)    Intellectual Property.  Each of Eagle and its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks, trademarks, domain names, e-mail addresses, IP addresses and major software material to its businesses, a list of which is set forth in Eagle’s Disclosure Letter, and neither Eagle nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others.  Each of Eagle and its Subsidiaries has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing, except for such non-performance or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Eagle.

(q)    Labor Matters.  Eagle and its Subsidiaries are in compliance in all material respects with all federal, state and local laws and regulations pertaining to employment, retention of independent contractors, employment practices, terms and conditions of employment, workers’ compensation and other benefits of employment, and wages and hours.  Neither Eagle nor any of its Subsidiaries is a party to any complaint, charge, or other cause of action in any federal, state or local court, or before any federal, state or local administrative agency or board, in which either Eagle or any of its Subsidiaries is alleged to have violated any federal, state or local law or regulation pertaining to employment.  Neither Eagle nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to any employees of Eagle or any of its Subsidiaries.  Neither Eagle nor any of its Subsidiaries is a party to, or the subject of, any proceeding in which it is asserted that Eagle or any of its Subsidiaries has committed an unfair labor practice, or in which any Person or entity seeks to compel Eagle or any of its Subsidiaries to bargain with any labor organization with respect to any term or condition or employment, nor has any such proceeding been threatened.  To the best of Eagle’s Knowledge, information and belief, there is no active, pending or threatened labor organizing effort, strike, or other labor dispute involving Eagle or any of its Subsidiaries.

(r)    Employee Benefit Plans.

(1)    Eagle’s Disclosure Letter contains a complete and accurate list of all retirement, pension, profit-sharing, stock bonus, 401(k), stock option, stock purchase, stock ownership, stock appreciation right, nonqualified deferred compensation (including, but not limited to, nonqualified deferred compensation within the meaning of Section 409A of the IRC), consulting, bonus, group insurance, severance, fringe benefits (within the meaning of Section 132 of the IRC), and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, with respect to any present or former directors, officers or other employees of Eagle or any of its ERISA Affiliates (hereinafter referred to collectively as the “Eagle Employee Plans”).  Eagle’s Disclosure Letter contains a complete and accurate list of all ERISA Affiliates of Eagle.  There has been no announcement or commitment by Eagle or any of its ERISA Affiliates to create an additional Eagle Employee Plan, or to amend any Eagle Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Eagle Employee Plan.  Neither the execution of this Agreement nor the consummation of any transaction contemplated thereby will accelerate, increase or vest any benefits otherwise payable under any Eagle Employee Plan.

(2)    With respect to each Eagle Employee Plan, Eagle has made available to Community Trust true and complete copies of all plan documents, amendments, agreements, trust instruments, insurance contracts, or other funding arrangements.   With respect to any Eagle Employee Plan that has not been reduced to writing, Eagle has made available to Community Trust a complete written description of such arrangement.  With respect to any such Eagle Employee Plans that is subject to the summary plan description requirements of section 102 of ERISA, Eagle has made available to Community Trust a true and complete copy of the most recent summary plan descriptions (and any summary of material modifications thereto, if applicable).  Eagle has made available to Community Trust a true and complete copy of any Form 5500, “Annual Return/Report of Employee Benefit Plan,” with related schedules and attachments, that has been filed with respect to any Eagle Employee Plan for the last five plan years.  With respect to any Eagle Employee Plan intended to qualify under Section 401(a) of the IRC, Eagle has made available to Community Trust a true and complete copy of all IRS determination letters, any pending applications for an IRS determination letter, opinion letters with respect to any pre-approved retirement plan format, and any Form 8905, “Certification of Intent to Adopt a Pre-Approved Plan.”  Eagle has made available to Community Trust true and complete copies of all correspondence with the IRS, Department of Labor, PBGC or other governmental entity with respect to any Eagle Employee Plan.  With respect to any Eagle Employee Plan intended to comply with Section 404(c) of ERISA, Eagle has made available to Community Trust true and complete copies of materials disclosed to participants or beneficiaries during the past three years pursuant to ERISA Reg. § 2550.404c-1(b)(2).  Eagle has made available to Community Trust true and complete copies of all personnel, payroll and employment manuals and policies.  Eagle has made available to Community Trust true and complete copies of all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Eagle Employee Plan, all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Eagle Employee Plan.

(3)    There is no pending or, to Eagle’s Knowledge, threatened claim, litigation, administrative action, lien or proceeding relating to any Eagle Employee Plan, except for routine claims for benefits, for which Eagle or any ERISA Affiliates thereof could have any direct, indirect or contingent liability.  No Eagle Employee Plan is under audit by the IRS, Department of Labor, the PBGC, or any other government entity.  There has been no act or omission with respect to any Eagle Employee Plan that could result in the imposition of excise or other Taxes or the imposition of penalties.  No asset of any Eagle Employee Plan is subject to tax as unrelated business taxable income.

(4)    Eagle and its ERISA Affiliates have performed all of their obligations under all Eagle Employee Plans and have made appropriate entries in their financial records and statements for all obligations and liabilities under all Eagle Employee Plans.  All contributions to all Eagle Employee Plans are deductible pursuant to Sections 162 or 404 of the IRC.  All of the Eagle Employee Plans have been administered in accordance with their written terms and comply with all applicable requirements of ERISA, the IRC and other applicable laws.  There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Eagle Employee Plans.  There has occurred no breach of a fiduciary duty owed pursuant to Section 404 of ERISA with respect to any Eagle Employee Plans.  Eagle, and any ERISA Affiliates thereof, have complied with all obligations under Section 102 of ERISA and related regulations.  With respect to any Eagle Employee Plans required to file a Form 5500, complete and accurate Forms 5500 timely have been filed for all applicable years.  Any notices, reports or disclosures required to be given by applicable law to participants, beneficiaries or alternate payees, or to any government agencies, have completely and timely been furnished, including, but not limited to, any notifications required by Section 101(i) of ERISA (i.e., “blackout” notices), or by Department of Labor Field Assistance Bulletin 2006-03 (i.e., pension benefit statements).  Any Eagle Employee Plan that is a “group health plan” has been administered in accordance with the requirements of HIPAA, and the regulations thereunder, and the continuation coverage and notice requirements of Title I, Subtitle B, Part 6 of ERISA and Section 4980B of the IRC.  Neither Eagle nor any ERISA Affiliate thereof ever has sponsored, maintained or had any obligation to contribute to a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the IRC.

(5)    No “employee pension benefit plan” (as defined in Section 3(2) of ERISA) currently or formerly maintained by Eagle, or any ERISA Affiliate thereof, is or was subject to Section 302 or Title IV of ERISA or to Section 412 of the IRC.  Neither Eagle nor any of its ERISA Affiliates ever has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.  Neither Eagle nor any ERISA Affiliate thereof ever has engaged in any transaction within the meaning of Sections 4069 or 4212(c) of ERISA.

(6)    Each Eagle Employee Plan that is an “employee pension benefit plan” and which is intended to be qualified under Section 401(a) of the IRC (an “Eagle Qualified Plan”) is so qualified and is the subject of a favorable determination letter from the IRS (or is entitled to rely on a favorable IRS opinion letter on a pre-approved format).  All Eagle Qualified Plans have been timely amended in good faith, as appropriate, so as to extend any applicable remedial amendment period under Revenue Procedure 2005-66.  There are no facts or circumstances that may adversely affect the qualification of any Eagle Qualified Plan.  No Eagle Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC).  No portion of any account balance or assets in any Eagle Employee Plan is invested in employer securities.

(7)    Neither Eagle nor any of its ERISA Affiliates has any obligation for post-retirement or post-employment welfare benefits under any Eagle Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(8)    All nonqualified deferred compensation plans (within the meaning of Section 409A of the IRC) have been administered in good-faith compliance with Section 409A of the IRC.

(9)    Eagle has made available to Community Trust information regarding any vacation, paid sick leave, or other paid leave earned or accrued by employees of Eagle and any of its ERISA Affiliates that has not yet been taken or for which Eagle or an ERISA Affiliate may become liable.

(10)    No payment that is owed or may become due to any director, officer, employee or agent of Eagle or any ERISA Affiliate will be non-deductible or subject to tax under sections 280G, 409A or 4999 of the Code, nor shall Eagle or any ERISA Affiliate be required to “gross-up” or otherwise compensate any such Person because of the imposition of any tax on a payment to such Person.

(s)    Properties.

(1)    A description of each parcel of real property owned by Eagle or a Subsidiary of Eagle is set forth in Eagle’s Disclosure Letter.  Eagle or a Subsidiary of Eagle, as applicable, owns Eagle’s principal office and Eagle’s four branch offices.  Each of Eagle and its Subsidiaries has good and marketable title to all real property owned by it as reflected on Eagle’s financial statements (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) or acquired after the date of such financial statements, in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.   All real property and fixtures of Eagle and each of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), to the Knowledge of Eagle conform with all applicable ordinances, regulations and zoning laws and are considered by Eagle to be adequate for the current business of Eagle and its Subsidiaries.  To the Knowledge of Eagle, none of the buildings, structures or other improvements located on real property owned by Eagle or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.  Copies of all title insurance policies covering any real property owned by Eagle or any of its Subsidiaries, if any, have been previously made available to Community Trust.

(2)    Each of Eagle and its Subsidiaries has good and marketable title to all tangible personal property owned by it as reflected in Eagle’s financial statements, free and clear of all Liens except such encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.  With respect to personal property used in the business of Eagle and its Subsidiaries that is leased rather than owned, neither Eagle nor any of its Subsidiaries is in default in any material respect under the terms of any such lease.

(3)    A description of all real property leased by Eagle or a Subsidiary of Eagle, if any, is set forth in Eagle’s Disclosure Letter.  Each lease pursuant to which Eagle or any of its Subsidiaries as lessee, leases real or personal property, is valid and in full force and effect and neither Eagle nor any of its Subsidiaries, nor, to Eagle’s Knowledge, any other party to any such lease, is in default or in violation of any material provision of any such lease.

(t)    Fees.  Other than financial advisory services performed for Eagle by Investment Bank Services, Inc. pursuant to an agreement dated December 5, 2006, a true and complete copy of which has been previously made available to Community Trust, neither Eagle nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has (i) acted in any manner sufficient to give such Person any rights to any valid claim for any advisory fees, brokerage fees, commissions, finder’s fees or similar payments for services in connection with the transactions contemplated by this Agreement, or (ii) acted directly or indirectly for Eagle or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(u)    Environmental Matters.

(1)    Each of Eagle and its Subsidiaries and, to the Knowledge of Eagle, the Participation Facilities and the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

(2)    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Eagle, threatened, before any court, governmental agency or board or other forum against Eagle or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Eagle or any of its Subsidiaries or any Participation Facility.

(3)    To the Knowledge of Eagle, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Eagle or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(4)    Neither Eagle nor any of its Subsidiaries has received any written notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(5)    To the Knowledge of Eagle, there are no underground storage tanks at any properties owned or operated by Eagle or any of its Subsidiaries or at any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Eagle or any of its Subsidiaries or, to the Knowledge of Eagle, any Participation Facility.

(6)    During the period of (A) Eagle’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Eagle’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties except in accordance with Environmental Law.  To the Knowledge of Eagle, prior to the period of (A) Eagle’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Eagle’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Materials in, on, under or affecting such properties except in accordance with Environmental Law.

(v)    Loan Portfolio; Allowance for Loan Losses.

(1)    With respect to each Loan owned by Eagle or its Subsidiaries in whole or in part:

(A)    The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles and, to Eagle’s Knowledge, the security therefor, if any, is valid and properly perfected;

(B)    neither Eagle nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C)    Eagle or a Subsidiary of Eagle is the sole holder of legal and beneficial title to each Loan (or Eagle’s or its Subsidiary’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of Eagle or a Subsidiary of Eagle;

(D)    the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

(E)    with respect to a Loan held in the form of a participation, to Eagle’s Knowledge, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2)    Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor Eagle’s or any of its Subsidiaries’ practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(3)    The allowance for loan losses reflected on Eagle’s audited balance sheet at December 31, 2006 was, and the allowance for loan losses shown on the balance sheets in the Eagle Regulatory Filings for periods ending after December 31, 2006, was or will be adequate to reflect the inherent and actual risks in the loans of Eagle Bank, as of the dates thereof, under GAAP.  Eagle has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the allowance for loan losses under GAAP.

(w)    Deposits.  The deposit accounts of Eagle Bank are insured by the FDIC to the maximum extent permitted by law.  Eagle Bank has paid all premiums and assessments required to have been paid, and filed all reports required to have been filed, under all rules and regulations applicable to the FDIC.  None of the deposits of Eagle or any of its Subsidiaries is a “brokered” deposit.

(x)    Anti-takeover Provisions Inapplicable.  Eagle and its Subsidiaries have taken all actions required to exempt Community Trust, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations contained in the KBCA.

(y)    Related Party Transactions; Material Interests of Certain Persons.  No officer or director of Eagle or any of its Subsidiaries, or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Eagle or any of its Subsidiaries other than banking relationships in the ordinary course of business.  Eagle’s Disclosure Letter lists all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which Eagle or any of its Subsidiaries is a party with any director, executive officer or 5% shareholder of Eagle or any of its Subsidiaries, or any Person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing.  All such transactions, agreements, investments and loans are on terms, including interest rates and collateral, no less favorable to Eagle or any of its Subsidiaries than could be obtained from unrelated parties, and substantially comply with all applicable provisions of federal and state law.  Any such loans, extensions and commitments do not involve, to Eagle’s Knowledge, more than a normal risk of collectability.

(z)    Insurance. Eagle and its Subsidiaries are presently insured for amounts against such risks as companies of a similar size engaged in a similar business would, in accordance with good business practice, customarily be insured.  All of the insurance policies and bonds maintained by Eagle and its Subsidiaries are in full force and effect, and neither Eagle nor any of its Subsidiaries (i) has received any written notice of premium increase or cancellation, (ii) is in default thereunder, or (iii) to Eagle’s Knowledge, is liable for any material retroactive premium adjustments.  All material claims thereunder have been filed in due and timely fashion, and as of the date of this Agreement, no claims are currently pending thereunder, and no claims have been denied thereunder at any time since December 31, 2003.

(aa)    Investment Securities; Derivatives.

(1)    Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Eagle or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(2)    Neither Eagle nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(bb)    Indemnification.  Except as provided in the articles of incorporation or bylaws of Eagle and the similar organizational documents of its Subsidiaries, neither Eagle nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other Persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Eagle and, to the Knowledge of Eagle, there are no claims for which any such Person would be entitled to indemnification under the articles of incorporation or bylaws of Eagle or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

(cc)    Corporate Documents.  Eagle has made available to Community Trust a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of Eagle and each of its Subsidiaries, as in effect as of the date of this Agreement.  Neither Eagle nor any of its Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents.  The minute books of Eagle and each of Eagle’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders.

(dd)    Eagle Information.  The information regarding Eagle and its Subsidiaries to be supplied by Eagle for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ee)    Community Reinvestment Act Compliance.  Eagle Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Eagle Bank currently has a CRA rating of satisfactory or better.  To the Knowledge of Eagle, there is no fact or circumstance or set of facts or circumstances that would cause Eagle Bank to fail to comply with such provisions or cause the CRA rating of Eagle Bank to fall below satisfactory.

(ff)    Tax Treatment of the Merger.  Eagle has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under section 368 of the IRC.

(gg)    Fiduciary Activities.  Except as set forth on Eagle’s Disclosure Letter and other than acting as custodian for individual retirement accounts, simplified employee retirement plans and trusts, neither Eagle nor any of its Subsidiaries is engaged in any fiduciary or custodial activities.  Each of Eagle and its Subsidiaries is authorized by charter to exercise its fiduciary and custodial activities (if any), and all such activities have been and are being conducted in accordance with all applicable laws.

(hh)    Rating.  As of the date hereof, Eagle Bank’s examination rating under the CRA is “satisfactory” or better.

(ii)    Disclosure.  No representation or warranty of Eagle in this Agreement and no statement by Eagle in Eagle’s Disclosure Letter or otherwise contained in this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.3    Representations and Warranties of Community Trust.  Community Trust represents and warrants to Eagle that, except as set forth in Community Trust’s Disclosure Letter:

(a)    Organization and Qualification.

(1)    Community Trust is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is registered with the Federal Reserve Board as a bank holding company.  Community Trust has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Community Trust is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Community Trust.

(2)    Each of Community Trust’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(b)    Authority.

            (1) Community Trust has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Community Trust’s Board of Directors, and no other corporate proceedings on the part of Community Trust are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Community Trust and constitutes a valid and binding obligation of Community Trust, enforceable against Community Trust in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

        (2)  Community Trust Bank has all requisite corporate power and authority to enter into the Plan of Bank Merger, to perform its obligations thereunder and to consummate the Bank Merger.  The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated by the Plan of Bank Merger have been duly authorized by all necessary corporate actions on the part of Community Trust Bank’s Board of Directors, and no other corporate proceedings on the part of Community Trust Bank are necessary to authorize the Plan of Bank Merger or to consummate the transactions contemplated by the Plan of Bank Merger.  The Plan of Bank Merger will be duly and validly executed and delivered by Community Trust Bank and will constitute a valid and binding obligation of Community Trust Bank, enforceable against Community Trust Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(c)    No Violations.  The execution, delivery and performance of this Agreement by Community Trust do not, and the consummation of the transactions contemplated by this Agreement (including the Bank Merger) by Community Trust and Community Trust Bank will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Community Trust or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of Community Trust or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Community Trust or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Community Trust or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Community Trust.

(d)    Consents and Approvals.  No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Community Trust of this Agreement or the consummation by Community Trust of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (iii) the registration or qualification of the shares of Community Trust Common Stock to be issued in exchange for shares of Eagle Common Stock under applicable state securities or “blue sky” laws and (iv) the listing of the shares of Community Trust Common Stock to be issued in exchange for shares of Eagle Common Stock on NASDAQ.  As of the date hereof, Community Trust knows of no reason pertaining to Community Trust why any of the approvals referred to in this Section 3.3(d) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(e)    Securities and Regulatory Filings.

                                                                 (1)    Community Trust has filed with the SEC all reports, registration statements, definitive proxy statements and information statements that it has been required to file under the Securities Act or the Exchange Act since December 31, 2001 (collectively, “Community Trust’s Reports”).  As of their respective dates, all of Community Trust’s Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder.  None of Community Trust’s Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                                               (2)    Community Trust and each Subsidiary of Community Trust has filed with any Government Regulator, and has made available, all reports, schedules, registrations, statements and definitive proxy statements that it has been required to file since December 31, 2001 (collectively, “Community Trust Regulatory Filings”).  As of their respective dates, each of the Community Trust Regulatory Filings complied in all material respects with all of the laws, rules and regulations of the Government Regulator with which they were filed.  None of the Community Trust Regulatory Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(f)    Community Trust Information.  The information regarding Community Trust and its Subsidiaries to be supplied by Community Trust for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement-Prospectus (except for such portions thereof that relate only to Eagle or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(g)    Tax Treatment of the Merger.  Community Trust has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under section 368 of the IRC.

(h)    Availability of Funds; Rating.  Community Trust has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.  As of the date hereof, Community Trust and Community Trust Bank are “well-capitalized” under applicable regulatory definitions and Community Trust Bank’s examination rating under the CRA is “satisfactory” or better.

(i)    Community Trust Common Stock.

      (1) As of March 31, 2007, the authorized capital stock of Community Trust consisted solely of 25,000,000 shares of Community Trust Common Stock, of which 15,203,172 shares of Community Trust Common Stock were issued and outstanding.  The outstanding Community Trust Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any shareholders of Community Trust.

     (2)  The Community Trust Common Stock to be issued in exchange for Eagle Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized validly issued, fully paid and non-assessable and will not be subject to any preemptive rights.  As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Community Trust Common Stock to enable Community Trust to issue in the Merger the portion of the Merger Consideration consisting of Community Trust Common Stock.

(j)    Financial Statements of Community Trust.  The consolidated financial statements of Community Trust (including the related notes) contained in or incorporated by reference into any of the Community Trust’s Reports (the “Community Trust Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairy present, in all material respects, the consolidated financial position of Community Trust and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods to which they relate (subject, in the case of unaudited consolidated financial statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Community Trust and the absence of full footnotes.

(k)    Undisclosed Liabilities.  Neither Community Trust nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Community Trust as of December 31, 2006, except for liabilities incurred since December 31, 2006 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Community Trust.

(l)    Absence of Certain Changes or Events.  Except as disclosed in Community Trust’s Disclosure Letter, since December 31, 2006, (i) Community Trust and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Community Trust, (iii) there has been no change in any accounting principles, practices or methods of Community Trust or any of its Subsidiaries other than as required by GAAP, and (iv) neither Community Trust nor any of its Subsidiaries has received notice of, or has Knowledge that, any of its credit or deposit customers has terminated or intends to terminate its relationship with Community Trust or any of its Subsidiaries, which termination either singly or in the aggregate would reasonably be expected to have a Material Adverse Effect on Community Trust.

(m)    Litigation.  There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of Community Trust, threatened against or affecting Community Trust or any of its Subsidiaries or any property or asset of Community Trust or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Community Trust or (ii) challenge the validity or propriety of any of the transactions contemplated by this Agreement.  To the Knowledge of Community Trust, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Community Trust or any of its Subsidiaries.  There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Community or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Community Trust.

(n)    Absence of Regulatory Actions.  Since December 31, 2001, neither Community Trust nor any of its Subsidiaries has been, nor is it currently, a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been since December 31, 2001, or is subject to, any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking.  There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of Community Trust or its Subsidiaries.

(o)    Compliance with Laws.  Each of Community Trust and its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business.  Each of Community Trust and its Subsidiaries is in compliance, in all material respects, with the privacy provisions of the Gramm-Leach-Bliley Act and other applicable laws relating to consumer privacy.  To Community Trust’s Knowledge, each of Community Trust and its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Community Trust’s Knowledge, no suspension or cancellation of any of them is threatened.  Neither Community Trust nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Community Trust.

(p)    Taxes.  Except as set forth on Community Trust’s Disclosure Letter, all material federal, state, local and foreign tax returns required to be filed by or on behalf of Community Trust or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects.  All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Community Trust or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Community Trust’s balance sheet (in accordance with GAAP).  To Community Trust’s Knowledge, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Community Trust or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Community Trust or any of its Subsidiaries do not file tax returns that Community Trust or any such Subsidiary is subject to taxation in that jurisdiction.  All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Community Trust or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Community Trust’s balance sheet (in accordance with GAAP).  Community Trust and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.  Each of Community Trust and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.  Neither Community Trust nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC and neither Community Trust nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the issuance of any Community Trust Common Stock), that would not be fully deductible by reason of Section 162(m) of the IRC.  Neither Community Trust nor any of its Subsidiaries may be held liable for any material Taxes of another Person (other than Community Trust or any of its Subsidiaries) pursuant to Treas. Reg. § 1.1502-6 or otherwise.   Neither the consummation of the Merger nor the Bank Merger will accelerate the recognition of any income pursuant to section 481 of the IRC.  Neither Community Trust nor any Subsidiary has engaged in a “reportable transaction” or “listed transaction” as those terms are defined in section 6707A(c) of the IRC.  Neither Community Trust nor any Subsidiary is a party to any tax sharing or similar agreement.

(q)    Employee Benefit Plans.

(1)    “Community Trust Employee Plans” collectively, means all retirement, pension, profit-sharing, stock bonus, 401(k), stock option, stock purchase, stock ownership, stock appreciation right, nonqualified deferred compensation (including, but not limited to, nonqualified deferred compensation within the meaning of Section 409A of the IRC), consulting, bonus, group insurance, severance, fringe benefits (within the meaning of Section 132 of the IRC), and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, with respect to any present or former directors, officers or other employees of Community Trust or any of its ERISA Affiliates.

(2)      There is no pending or, to Community Trust’s Knowledge, threatened claim, litigation, administrative action, lien or proceeding relating to any Community Trust Employee Plan, except for routine claims for benefits, for which Community Trust or any ERISA Affiliates thereof could have any direct, indirect or contingent liability.  No Community Trust Employee Plan is under audit by the IRS, Department of Labor, the PBGC, or any other government entity.  There has been no act or omission with respect to any Community Trust Employee Plan that could result in the imposition of excise or other Taxes or the imposition of penalties.  No asset of any Community Trust Employee Plan is subject to tax as unrelated business taxable income.

(3)    Community Trust and its ERISA Affiliates have performed all of their obligations under all Community Trust Employee Plans and have made appropriate entries in their financial records and statements for all obligations and liabilities under all Community Trust Employee Plans.  All contributions to all Community Trust Employee Plans are deductible pursuant to Sections 162 or 404 of the IRC.  All of the Community Trust Employee Plans have been administered in accordance with their written terms and comply with all applicable requirements of ERISA, the IRC and other applicable laws.  There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Community Trust Employee Plans.  There has occurred no breach of a fiduciary duty owed pursuant to Section 404 of ERISA with respect to any Community Trust Employee Plans.  Community Trust, and any ERISA Affiliates thereof, have complied with all obligations under Section 102 of ERISA and related regulations.  With respect to any Community Trust Employee Plans required to file a Form 5500, complete and accurate Forms 5500 timely have been filed for all applicable years.  Any notices, reports or disclosures required to be given by applicable law to participants, beneficiaries or alternate payees, or to any government agencies, have completely and timely been furnished, including, but not limited to, any notifications required by Section 101(i) of ERISA (i.e., “blackout” notices), or by Department of Labor Field Assistance Bulletin 2006-03 (i.e., pension benefit statements).  Any Community Trust Employee Plan that is a “group health plan” has been administered in accordance with the requirements of HIPAA, and the regulations thereunder, and the continuation coverage and notice requirements of Title I, Subtitle B, Part 6 of ERISA and Section 4980B of the IRC.  Neither Community Trust nor any ERISA Affiliate thereof ever has sponsored, maintained or had any obligation to contribute to a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the IRC.

(4)    No “employee pension benefit plan” (as defined in Section 3(2) of ERISA) currently or formerly maintained by Community Trust, or any ERISA Affiliate thereof, is or was subject to Section 302 or Title IV of ERISA or to Section 412 of the IRC.  Neither Community Trust nor any of its ERISA Affiliates ever has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.  Neither Community Trust nor any ERISA Affiliate thereof ever has engaged in any transaction within the meaning of Sections 4069 or 4212(c) of ERISA.

(5)    Each Community Trust Employee Plan that is an “employee pension benefit plan” and which is intended to be qualified under Section 401(a) of the IRC (an “Community Trust Qualified Plan”) is so qualified and is the subject of a favorable determination letter from the IRS (or is entitled to rely on a favorable IRS opinion letter on a pre-approved format).  All Community Trust Qualified Plans have been timely amended in good faith, as appropriate, so as to extend any applicable remedial amendment period under Revenue Procedure 2005-66.  There are no facts or circumstances that may adversely affect the qualification of any Community Trust Qualified Plan.

(6)    Neither Community Trust nor any of its ERISA Affiliates has any obligation for post-retirement or post-employment welfare benefits under any Community Trust Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(7)    All nonqualified deferred compensation plans (within the meaning of Section 409A of the IRC) have been administered in good-faith compliance with Section 409A of the IRC.

(r)    Fees.  Neither Community Trust nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has (i) acted in any manner sufficient to give such Person any rights to any valid claim for any advisory fees, brokerage fees, commissions, finder’s fees or similar payments for services in connection with the transactions contemplated by this Agreement, or (ii) acted directly or indirectly for Community Trust or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(s)    Environmental Matters.

(1)    Each of Community Trust and its Subsidiaries and, to the Knowledge of Community Trust, the Participation Facilities and the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

(2)    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Community Trust, threatened, before any court, governmental agency or board or other forum against Community Trust or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Community Trust or any of its Subsidiaries or any Participation Facility.

(3)    To the Knowledge of Community Trust, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Community Trust or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(4)    Neither Community Trust nor any of its Subsidiaries has received any written notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(t)    Allowance for Loan Losses.  The allowance for loan losses reflected on Community Trust’s audited balance sheet at December 31, 2006 was, and the allowance for loan losses shown on the balance sheets in the Community Trust Regulatory Filings for periods ending after December 31, 2006, was or will be adequate to reflect the inherent and actual risks in the loans of Community Trust Bank, as of the dates thereof, under GAAP.  Community Trust has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the allowance for loan losses under GAAP.

4.    Conduct Pending the Merger.

4.1    Forbearances by Eagle.  Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Eagle shall not, nor shall Eagle permit any of its Subsidiaries to, without the prior written consent of Community Trust:

(a)    conduct its business other than in the regular, ordinary and usual course consistent with past practice; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)    (1)  incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than the creation of deposit liabilities, purchases of Federal Funds, borrowings from the Federal Home Loan Bank or the Federal Reserve Bank of Cleveland that mature within one year, issuances of letters of credit in the ordinary course of business consistent with past practice, entry into repurchase agreements fully secured by U.S. government agency securities, bankers acceptances, treasury tax and loan accounts established in the ordinary course of business consistent with past practice, and sales of certificates of deposit that mature within five years;

(2)    purchase any brokered certificates of deposit; or

(3)    prepay any indebtedness or other similar arrangements so as to incur any prepayment penalty thereunder;

(c)    (1)  adjust, split, combine or reclassify any capital stock;

(2)    make, declare or pay any dividend, or make any other distribution on its capital stock other than the quarterly dividend paid by Eagle in the ordinary course of business consistent with past practice; provided, however, that any such quarterly dividend shall not exceed $0.35 per share of Eagle Common Stock;

(3)    grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(4)    issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock; or

(5)    redeem, purchase or otherwise acquire or enter into any agreement or commitment to redeem, purchase or otherwise acquire, any Eagle Common Stock.

(d)    sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(e)    except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers (other than foreclosures in connection with satisfaction of loans in the ordinary course of Eagle Bank’s business), or purchase outside the ordinary course of business of any property or assets of any other individual, corporation or other entity;

(f)    enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $20,000 per annum and other than contracts or agreements covered by Section 4.1(h);

(g)    enter into or renew any contract or agreement with a stated term of more than one (1) year that cannot be terminated by Eagle or its Subsidiary, as the case may be, within thirty (30) days without payment or penalty;

(h)    make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with Eagle’s customary lending practices, as they exist on the date of this Agreement, in amounts not to exceed an aggregate of $1,000,000, provided, that the foregoing does not apply to those customers set forth in Section 4.1(h) of Eagle’s Disclosure Letter and provided further, that such lending practices shall not be amended or modified prior to the Effective Time and provided further, that Community Trust’s consent to any actions contrary to the foregoing shall not be unreasonably withheld; or (ii) loans or advances as to which Eagle has a binding obligation to make such loans or advances as of the date hereof.  Notwithstanding the foregoing, if Community Trust fails to respond to Eagle’s request for approval within two (2) business days after receipt by Community Trust of such written request, such loan shall be deemed approved by Community Trust;

(i)    except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Eagle or Eagle Bank, or any entity controlled, directly or indirectly, by any of the foregoing;

                                   (j)                         (1)  increase in any manner the compensation or fringe benefits of any of its employees or directors, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors except: (A) for normal increases in compensation or benefits in the ordinary and usual course of business consistent with past practice; (B) for changes required by applicable law; and (C) to satisfy contractual obligations existing as of the date hereof which have previously been disclosed to Community Trust;

(2)    become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

(3)    voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

(4)    elect to any executive office any Person who is not a member of its executive officer team as of the date of this Agreement or elect to its Board of Directors any Person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee with annual compensation in excess of $50,000;

(k)    settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000, admit to any material liability or violation of law, or impose any material restriction on its operations or the operations of any of its Subsidiaries;

(l)    amend its articles of incorporation or bylaws, or similar governing documents;

(m)    restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(n)    make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

(o)    make any single capital expenditure in excess of $10,000 or any series of related capital expenditures in excess of $20,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary Taxes or other obligations due and owing;

(p)    establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(q)    take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time such that the conditions specified in Section 6.2(a) cannot be satisfied, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(r)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(s)    knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(t)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by Eagle or response thereto by Community Trust shall be made in accordance with the notice provisions of Section 8.8 and shall note that it is a request pursuant to this Section 4.1.  Until the Effective Time, Eagle shall, to the maximum extent permitted by law, provide Community Trust with copies of all reports prepared by or for the Board of Directors or management of Eagle or Eagle Bank regarding Eagle Bank’s operations, including loan administration, loan collection and recovery efforts, asset and liability management and the establishing of interest rates in connection therewith, and changes in deposits maintained with Eagle Bank.  Eagle shall also provide Community Trust with such other reports as may be reasonably requested by Community Trust from time to time.

4.2    Forbearances by Community Trust.  Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time (except as provided in Section 4.2(g) below), Community Trust shall not, nor shall Community Trust permit any of its Subsidiaries to, without the prior written consent of Eagle:

(a)    take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)    take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time such that the conditions specified in Section 6.3(a) cannot be satisfied, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(c)    knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(d)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2;

(e)    declare, set aside, make or pay any extraordinary or special dividends on Community Trust Common Stock or make any other extraordinary or special distributions in respect of any of its capital stock other than dividends from any Subsidiary to its parent unless an appropriate and proportionate adjustment is made to the Merger Consideration; or

(f)    amend the articles of incorporation or code of regulations of Community Trust, the articles of association or bylaws of Community Trust Bank, or the articles of incorporation, code of regulations or similar governing instruments of any of the Community Trust Subsidiaries in a manner that would cause a Material Adverse Effect to Community Trust or any of its Subsidiaries.

(g)    from and after September 1, 2007 until the Closing (or the earlier termination of this Agreement as provided herein), purchase any issued and outstanding Community Trust Common Stock, except by Community Trust’s employee stock ownership plan in the ordinary course of business.

5.    Covenants.

5.1    Acquisition Proposals.

(a)    Except as permitted by this Agreement, neither Eagle, its Subsidiaries nor the officers and directors of Eagle or any of its Subsidiaries shall, and Eagle shall use all commercially reasonable efforts to cause its employees and agents, including any investment banker, financial advisor, attorney, accountant or other representative retained by Eagle or any of its Subsidiaries, not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any Person (other than Community Trust), regarding an Acquisition Proposal or (iii) enter into or consummate any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby.  Notwithstanding the foregoing, Eagle may, in response to an Acquisition Proposal that reasonably is expected to result in a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 5.1, (x) furnish non-public information with respect to Eagle to the Person who made such Acquisition Proposal pursuant to a confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreements and (y) participate in discussions or negotiations with such Person regarding such Acquisition Proposal, if and so long as Eagle’s Board of Directors determines in good faith, after consultation with and based upon the written advice of its outside legal counsel, that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law.

(b)    Eagle will notify Community Trust immediately orally (within one day) and in writing (within three days) of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the Person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof. Eagle will keep Community Trust informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.  The duties of Eagle under this Section 5.1(b) shall be in addition to, and not in lieu of, the duties imposed on Eagle by Section 8.1.

(c)    Eagle will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any Acquisition Proposal. Eagle will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.1(a) of the obligations undertaken in this Section 5.1.  Eagle will promptly request each Person (other than Community Trust) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with Eagle or any of its Subsidiaries to return or destroy all confidential information previously furnished to such Person by or on behalf of Eagle or any of its Subsidiaries. Eagle shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreements to which it or any of its Subsidiaries is a party.

5.2    Access and Information.

(a)    Upon reasonable notice, Eagle shall (and shall cause Eagle’s Subsidiaries to) afford Community Trust and its representatives (including, without limitation, directors, officers and employees of Community Trust and its affiliates and counsel, accountants and other professionals, agents and representatives retained by Community Trust) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to Eagle and Eagle’s Subsidiaries as Community Trust may reasonably request.  Upon reasonable notice, Community Trust shall (and shall cause Community Trust’s Subsidiaries to) afford Eagle and its representatives (including, without limitation, directors, officers and employees of Eagle and its affiliates and counsel, accountants and other professionals retained by Eagle) such reasonable access during normal business hours throughout the period prior to the Effective Time to the executive officers of Community Trust and to such information regarding Community Trust and its Subsidiaries as Eagle may reasonably request.  No investigation by any party pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the other party in this Agreement.

(b)    From the date hereof until the Effective Time, Eagle shall, and shall cause Eagle’s Subsidiaries to, promptly provide Community Trust with (i) a copy of each report filed with federal or state banking regulators, (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as Community Trust may reasonably request.  Notwithstanding the foregoing, neither Eagle nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(c)    Community Trust and Eagle hereby acknowledge that they are parties to and bound by those certain confidentiality agreements dated May 3, 2007 and May 11, 2007 (collectively, the “Confidentiality Agreements”), and agree that each of the Confidentiality Agreements shall survive the Closing and remain in full force and effect in accordance with their respective terms.

(d)    From and after the date hereof, representatives of Community Trust and Eagle shall meet on a regular basis to discuss and plan for the conversion of Eagle’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Community Trust and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.

(e)    From and after the date hereof, Eagle shall permit Community Trust’s executive officers to meet with the financial officers of Eagle and its Subsidiaries, including officers responsible for the financial statements, internal controls and disclosure procedures of Eagle and its Subsidiaries, to discuss such matters as Community Trust may deem reasonably necessary or appropriate for Community Trust to satisfy its obligations under the Sarbanes-Oxley Act of 2002.

(f)    Each of Eagle and its Subsidiaries shall use commercially reasonable efforts to preserve the possession and control of all of its assets, to preserve the goodwill of its customers and others with whom it has business relations, and to do nothing knowingly to impair its ability to keep and preserve its businesses existing on the date of this Agreement.  Without in any way limiting the foregoing, each of Eagle and its Subsidiaries shall use commercially reasonable efforts, and shall cause its employees, agents and representatives to use their commercially reasonable efforts, to preserve, safeguard and maintain for the benefit of Eagle and its Subsidiaries the confidentiality of all customer lists, records and other information not generally known to the public relating to customers, business or operations of Eagle or its Subsidiaries.  In addition, neither Eagle nor any of its Subsidiaries shall, without first consulting with Community Trust, make any significant investment decisions, including, without limitation, engaging in any interest rate swaps, futures or options transactions, or purchases or sales of any marketable securities other than overnight Federal Reserve funds, Federal Reserve funds from correspondent banks, short-term U.S. Treasury securities or short-term securities of U.S. government agencies.  Eagle shall cause Eagle Bank to continue to manage and monitor its loan and investment portfolio in a manner consistent with sound lending and investment practices outlined by applicable regulations.  Eagle shall also deliver to Community Trust not less than monthly a list of all of Eagle Bank’s new loans or increases in existing loans to customers setting forth the amount of such loans, the collateral securing such loans, and any other matters or information concerning such loans as Community Trust shall reasonably request.  Notwithstanding any other provision of this Agreement, neither Eagle nor any of its Subsidiaries shall enter into any agreements or modifications of existing agreements with data processing or similar service providers without the prior written consent of Community Trust.

5.3    Applications; Consents.

(a)    The parties hereto and their Subsidiaries shall cooperate with each other and shall use their commercially reasonable efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Plan of Bank Merger.  Eagle and Community Trust shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their and their respective Subsidiaries’ directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Community Trust, Eagle or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Plan of Bank Merger.  Community Trust and Eagle shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Community Trust and Eagle, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.3(a).

(b)    As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its commercially reasonable efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

5.4    Antitakeover Provisions.  Each party and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Community Trust, Community Trust Bank, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature in their respective articles of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

5.5    Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Bank Merger, as expeditiously as possible, including using all commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.6    Publicity.  The initial press release announcing this Agreement shall be a joint press release and thereafter Eagle and Community Trust shall consult with each other prior to issuing any press releases or otherwise making public statements solely with respect to the Merger and any other transaction contemplated hereby; provided, however, that nothing in this Section 5.6 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations in a timely fashion imposed by law.

5.7    Shareholders’ Meeting.  Promptly after the Registration Statement is declared effective under the Securities Act, Eagle will submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, Eagle will promptly take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the “Shareholder Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement.  Except as provided in this Agreement or required by law, (i) Eagle’s Board of Directors shall recommend to Eagle’s shareholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that Eagle’s Board of Directors has recommended that Eagle’s shareholders vote in favor of the approval of this Agreement and (iii) neither Eagle’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Community Trust, the recommendation of Eagle’s Board of Directors that Eagle’s shareholders vote in favor of approval of this Agreement or make any statement in connection with the Shareholder Meeting inconsistent with such recommendation.

5.8    Registration of Community Trust Common Stock.  As promptly as reasonably practicable following the date hereof, Community Trust shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Community Trust Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the Eagle shareholders at the Shareholder Meeting, which shall also constitute the prospectus relating to the shares of Community Trust Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”).  Eagle will furnish to Community Trust the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Community Trust with respect to the Registration Statement prior to its being filed with the SEC.  Community Trust shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.  Community Trust also agrees to use all commercially reasonable efforts to comply with all necessary state securities or “Blue Sky” laws required to carry out the transactions contemplated by this Agreement.  Eagle will use commercially reasonable efforts to cause the Proxy Statement-Prospectus to be mailed to Eagle’s shareholders promptly after the Registration Statement is declared effective under the Securities Act. Community Trust will advise Eagle, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Community Trust Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement.  If at any time prior to the Effective Time any information relating to Community Trust or Eagle, or any of their respective affiliates, officers or directors, should be discovered by Community Trust or Eagle which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Community Trust with the SEC and disseminated by Eagle to the shareholders of Eagle.  Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto), filing or mailing the Proxy Statement-Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, Community Trust shall: (i) provide Eagle with a reasonable opportunity to review and comment on such document or response, and (ii) include in such document or response all comments reasonably proposed by Eagle.

5.9    Affiliate Letters.  Eagle shall use commercially reasonable efforts to cause each director, executive officer and other Person who is an “affiliate” of Eagle under Rule 145 of the Securities Act to deliver to Community Trust as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as Exhibit C, providing that such Person will comply with Rule 145.

5.10    Notification of Certain Matters.  Each party shall give prompt notice to the other of:  (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of such party and its Subsidiaries taken as a whole to which such party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect.  Each of Eagle and Community Trust shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11    Employee Benefits Matters.

(a)    Subject to determination of its staffing needs, Community Trust desires to retain certain of the employees of Eagle Bank following the Effective Time.  All Persons who are employees of Eagle Bank immediately prior to the Effective Time (including any employees of Eagle Bank on vacation, leave of absence or disability) and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of Community Trust Bank; provided, however, that in no event shall any of Eagle Bank’s employees be officers of Community Trust Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Community Trust Bank.  At and following the Effective Time, Community Trust shall cause Community Trust Bank to honor the obligations of Eagle Bank as of the Effective Time under the provisions of those employment agreements of executive officers of Eagle Bank listed on Eagle’s Disclosure Letter under Section 3.2(o); provided, however, that this provision shall not prevent Community Trust Bank from amending, suspending or terminating any such agreements to the extent permitted by the respective terms of such agreements; and provided further, however, that no contractual right to employment shall inure to any Continuing Employee by virtue of this Agreement.  Any continuation of employment of the Continuing Employees shall be on such terms and conditions as Community Trust Bank in its sole discretion determines to be appropriate, and without guarantee that any such Continuing Employee shall receive an offer of employment for the same or similar position that he or she currently holds, or for the wages and benefits that he or she currently receives.  It is understood and agreed that, except with respect to Persons working pursuant to employment agreements listed under Section 3.2(o) of Eagle’s Disclosure Letter, any continued employment by a Continuing Employee is “at will” and may be terminated by Community Trust Bank at any time and for any reason (subject to any written commitments to the contrary made by Community Trust Bank to such Continuing Employee, and to any applicable laws).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Community Trust Bank, after the Effective Time, to terminate, re-assign, promote or demote any of the Continuing Employees after the Effective Time or to change adversely the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such Continuing Employees.

(b)    As of the Effective Time, Community Trust shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to new employees of Community Trust.  With respect to any “M&A qualified beneficiary” of Eagle Bank within the meaning of Treas. Reg. § 4980B-9 Q&A 4, continuation coverage under COBRA shall be furnished under a group health plan sponsored by Community Trust.

(c)    As of the Effective Time, each Continuing Employee shall be eligible to participate in Community Trust’s 401(k) plan and employee stock ownership plan with full credit for prior service with Eagle for purposes of eligibility and vesting.  Community Trust, after reviewing Eagle’s 401(k) plan and accompanying disclosures, within a reasonable time after such review, reserves the right to require Eagle to terminate the Eagle 401(k) plan (and to file for a determination letter from the IRS on such termination) prior to the Effective Time.  If, after reviewing Eagle’s 401(k) plan and accompanying disclosures, Community Trust does not exercise such right to require termination, Community Trust shall cause the Eagle 401(k) plan to be merged into the Community Trust 401(k) plan as soon as administratively practicable after the Effective Time.

(d)    Except as otherwise provided in Eagle’s Disclosure Letter, each full-time Eagle employee who is terminated or given notice of termination at the Effective Time shall receive a severance payment equal to four (4) weeks of regular salary, plus one week of regular salary for every year of employment with Eagle, which shall be payable as a lump sum after withholding all applicable federal, state and local taxes.  Such terminated Eagle employees also shall be entitled to any accrued, unused vacation.  With respect to any such Eagle employees who elect continuation coverage under COBRA, Community Trust shall pay any COBRA premiums for the first three (3) months of such continuation coverage.  Such terminated Eagle employees also shall be entitled to free employee checking from Community Trust Bank for six (6) months.

(e)    Eagle may make a bonus or other incentive payment to Eagle employees, prior to the Effective Time, provided that such bonus or incentive payments shall be paid only in accordance with Eagle’s incentive schedule for 2007, which schedule has been provided to Community Trust prior to the date of this Agreement.  Eagle agrees not to make any discretionary employer non-elective contribution to the Eagle 401(k) plan attributable to the current plan year.

5.12    Indemnification.

(a)    From and after the Effective Time through the sixth anniversary of the Effective Time, Community Trust agrees to indemnify and hold harmless each present and former director of Eagle or such director’s estate, as applicable (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities (collectively “Liabilities”) incurred in connection with any claim, action, suit, proceeding or investigation (except for any Liabilities incurred as a result of an Indemnified Party’s willful misconduct or gross negligence), whether civil, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such Person would have been indemnified or have the right to advancement of expenses pursuant to the articles of incorporation and bylaws of Eagle and its Subsidiaries, as applicable, as in effect on the date of this Agreement and to the fullest extent permitted by law, including without limitation, the FDIC and Federal Reserve rules and regulations.

(b)    Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Community Trust thereof, but the failure to so notify shall not relieve Community Trust of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Community Trust.

(c)    Prior to the Closing, Community Trust shall use its best efforts to purchase a three (3) year “tail” policy of directors’ and officers’ liability insurance for the benefit of the present and former officers and directors of Eagle (“D&O Tail Coverage”); provided; however, that in the event Community Trust is not able to purchase such D&O Tail Coverage prior to the Closing, Community Trust shall continue Eagle’s existing directors’ and officers’ liability insurance policy until January 1, 2010 (the termination date of such existing policy), in accordance with the provisions of paragraph six (6) of the coverage revision endorsement.

(d)    The parties hereto and their Subsidiaries shall cooperate with each other and shall use their commercially reasonable efforts to promptly take all actions and do all things necessary, proper or advisable to make effective the provisions of Section 5.12(c) above

(e)    In the event Community Trust or any of its successors or assigns (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Community Trust assume the obligations set forth in this Section 5.12.

(f)    The provisions of this Section 5.12shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heir and representatives.

5.13    Advisory Board.  Following the Effective Time, Community Trust shall maintain an advisory board for the purpose of advising Community Trust on the operations of the market previously served by Eagle Bank.  Each of the directors of Eagle as of the Effective Time shall be invited to serve on the advisory board, provided that Community Trust shall have the right to appoint additional individuals from time to time in its sole discretion.  All such individuals serving on the advisory board shall be subject to Community Trust’s board retirement policy, provided that any director of Eagle who exceeds the retirement age under such policy as of the date of this Agreement shall be excepted from such policy.  Each advisory director shall be paid $200.00 per quarter.

5.14    Exchange Listing.  Community Trust will use all commercially reasonable efforts to cause the Community Trust Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.    Conditions to Consummation.

6.1    Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)    Shareholder Approval.  This Agreement shall have been approved by the requisite vote of Eagle’s shareholders in accordance with applicable laws and regulations.

(b)    Regulatory Approvals.  All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement, including the Bank Merger, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Community Trust of the transactions contemplated hereby that, had such condition or requirement been known, Community Trust would not, in its reasonable judgment, have entered into this Agreement.

(c)    No Injunctions or Restraints; Illegality.  No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement.  No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Bank Merger.

(d)    Registration Statement; Blue Sky Laws.  The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Community Trust shall have received any required approvals by applicable state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(e)    Third Party Consents.  Community Trust and Eagle shall have obtained the consent or approval of each Person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, including the Bank Merger, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Community Trust (after giving effect to the consummation of the transactions contemplated hereby).

(f)    Tax Opinions.  Community Trust and Eagle shall have received opinions of Greenebaum Doll & McDonald PLLC, dated as of the Closing Date, in form and substance reasonably satisfactory to Eagle and Community Trust, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the IRC, (ii) Community Trust and Eagle will each be a party to that reorganization within the meaning of section 368(b) of the IRC and (iii) except to the extent of any cash received in lieu of a fractional share interest in Community Trust Common Stock, and the Cash Consideration, no gain or loss will be recognized by the shareholders of Eagle with respect to the Merger.  Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Community Trust, Eagle and others.

(g)    Continuity of Interest.  The total value of the shares of Community Trust Common Stock issued in the Merger, based upon the closing sales price of the Community Trust Common Stock as reported on the NASDAQ Global Select Market (excluding sales prices of Community Trust Common Stock during extended-hours trading) on the day immediately preceding the Effective Time (the “Continuity of Interest Date”), shall be not less than 45% of the total Merger Consideration issued in the Merger (the “Continuity of Interest Test”).  In the event the Continuity of Interest Test would not otherwise be satisfied, Community Trust may issue additional shares of Community Trust Common Stock sufficient to satisfy the Continuity of Interest Test and must immediately notify Eagle of such issuance on the Continuity of Interest Date.  Any such additional shares of Community Trust Common Stock shall be considered part of the Merger Consideration and shall be valued based upon the closing sales price of the Community Trust Common Stock on the Continuity of Interest Date.

(h)    Rating; Capitalization.  As of the Effective Time, Community Trust and Community Trust Bank will be “well-capitalized” under applicable regulatory definitions and Community Trust Bank’s examination rating under the CRA will be “satisfactory” or better.

6.2    Conditions to the Obligations of Community Trust.  The obligations of Community Trust to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Community Trust:

(a)    Eagle’s Representations and Warranties.  The representations and warranties of Eagle set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Eagle set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representation or warranty expressly relates to an earlier date (in which case as of such date).

(b)    Performance of Eagle’s Obligations.  Eagle shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    Officers’ Certificate.  Community Trust shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Eagle to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)    No Material Adverse Effect.  Since December 31, 2006, no Material Adverse Effect shall have occurred to Eagle or any of its Subsidiaries.

(e)    Dissenter’s Rights.  Eagle shareholders who properly exercise dissenter’s rights pursuant to the KBCA, if any, shall not be the holders of more than 12.5% of the outstanding shares of Eagle Common Stock.

(f)    Legal Opinion.  Community Trust shall have received a legal opinion from counsel to Eagle substantially in the form attached hereto as Exhibit D.

(g)    Other Documents.  Eagle shall have delivered to Community Trust all other documents reasonably requested by Community Trust to effect the Closing of the transactions contemplated by this Agreement, including the Plan of Bank Merger.

6.3    Conditions to the Obligations of Eagle.  The obligations of Eagle to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Eagle:

(a)    Community Trust’s Representations and Warranties.  The representations and warranties of Community Trust set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Community Trust set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representation or warranty expressly relates to an earlier date (in which case as of such date).

(b)    Performance of Community Trust’s Obligations.  Community Trust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    Officers’ Certificate.  Eagle shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Community Trust to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)    Deposit of Merger Consideration.  Community Trust shall have deposited with the Exchange Agent sufficient cash to pay the aggregate Cash Consideration.

(e)    Legal Opinion.  Eagle shall have received a legal opinion from counsel to Community Trust substantially in the form attached hereto as Exhibit E.

(f)    No Material Adverse Effect.  Since December 31, 2006, no Material Adverse Effect shall have occurred to Community Trust or any of its Subsidiaries.

(g)    Fairness Opinion.  Eagle shall have received from Eagle’s financial advisors an opinion, reasonably acceptable to Eagle, dated as of the date of the Proxy Statement-Prospectus and as of the Closing Date to the effect that the Merger Consideration to be received by the holders of Eagle Common Stock in the Merger is fair to the holders of such Eagle Common Stock from a financial point of view.

(h)    Other Documents.  Community Trust shall have delivered to Eagle all other documents reasonably requested by Eagle to effect the Closing of the transactions contemplated by this Agreement, including the Plan of Bank Merger.

7.    Termination.

7.1    Termination.  This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time (except with respect to Sections 7.1(g) and (h), in which case this Agreement may be terminated on the business day immediately following the Determination Date), by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite shareholder approval:

(a)    by the mutual written consent of Community Trust and Eagle; or

(b)    by either Community Trust or Eagle, in the event of the failure of Eagle’s shareholders to approve the Agreement at the Shareholder Meeting; provided, however, that Eagle shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.7; or

(c)    by either Community Trust or Eagle, if (i) any material approval, material consent or material waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied by a final, unappealable order, (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement, or (iii) if the Continuity of Interest Test has not been met under Section 6.1(g) after giving effect to any additional shares of Community Trust Common Stock issued by Community Trust as provided therein; or

(d)    by either Community Trust or Eagle, in the event that the Merger is not consummated by December 15, 2007 unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the representations, warranties, covenants or agreements of such party set forth herein; or

(e)    by either Community Trust or Eagle (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may, be would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty; or

(f)    by Community Trust, if the Board of Directors of Eagle does not publicly recommend in the Proxy Statement-Prospectus that Eagle shareholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that Eagle shareholders approve and adopt this Agreement, the Board of Directors of Eagle withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Community Trust, provided that in each case the action of the Board of Directors of Eagle is not caused by or resulting from a material breach by Community Trust of a representation, warranty, covenant or other agreement contained in this Agreement.

(g)    by Community Trust, upon written notice to Eagle on the business day immediately following the Determination Date, if the Average Closing Price of Community Trust Common Stock on the Determination Date is more than $41.60; provided, however, that if Community Trust has entered into a definitive agreement to sell substantially all of the Community Trust Common Stock or substantially all of its assets prior to the Determination Date, Community Trust shall have no right to terminate this Agreement pursuant to this Section 7.1(g).  If Community Trust elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice of such election to Eagle prior to the close of business on the second business day following the Determination Date.  During the period commencing with its receipt of such notice and ending on the Closing Date, Eagle may elect in its sole discretion to accept reduced Merger Consideration in the form of a reduced number of shares of Community Trust Common Stock and/or reduced cash in an amount per Eagle Share, as applicable, equal to the True-Down Amount Per Share.  The True-Down Amount Per Share shall be a reduction in shares of Community Trust Common Stock valued for this purpose at the Average Closing Price and/or cash, or a combination thereof, as determined by Community Trust. For purposes of this Section 7.1(g), “True-Down Amount Per Share” shall mean the quotient of (i) the difference between (a) $41,136,099 and (b) $18,500,000 plus 544,137 times the Average Closing Price of Community Trust Common Stock, divided by (ii) 906,894 shares.

(h)    by Eagle, upon written notice to Community Trust on the business day immediately following the Determination Date, if the Average Closing Price of Community Trust Common Stock on the Determination Date is less than $27.82. If Eagle elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice of such election to Community Trust prior to the close of business on the second business day following the Determination Date.  During the period commencing with its receipt of such notice and ending on the Closing Date, Community Trust may elect in its sole discretion to pay, as additional Merger Consideration, to each holder of Eagle Common Stock, additional shares of Community Trust Common Stock and/or cash in an amount per Eagle Share, as applicable, equal to the True-Up Amount Per Share.  The True-Up Amount Per Share shall be paid in shares of Community Trust Common Stock valued for this purpose at the Average Closing Price and/or cash, or a combination thereof, as determined by Community Trust. For purposes of this Section 7.1(h), “True-Up Amount Per Share” shall mean the quotient of: (i) the difference between (a) $33,637,891 and (b) $18,500,000 plus 544,137 times the Average Closing Price of Community Trust Common Stock, divided by (ii) 906,894 shares.

(i)   Notwithstanding anything to the contrary contained herein, the Board of Directors and designated officers of each of Community Trust and Eagle shall have the right and authority  to exercise or waive, as the case may be, any right of termination provided in this Section 7.1.

7.2    Termination Fee.

(a)    If Community Trust terminates this Agreement pursuant to Section 7.1(f) and Community Trust is not in breach of Section 6.3(a), then Eagle shall make payment to Community Trust of a termination fee of an amount (not to exceed $200,000 in the aggregate) equal to all documented out-of-pocket expenses and fees incurred by Community Trust (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of or in connection with or related to the Merger or the other transactions contemplated by this Agreement) (the “Out-of-Pocket Expenses”).  Such amount shall be paid by wire transfer of immediately available funds within two (2) business days following such termination.  If Community Trust terminates this Agreement pursuant to Section 7.1(f) and Community Trust is not in breach of Section 6.3(a), and if within 12 months after such termination, Eagle shall consummate or enter into an agreement with respect to an Acquisition Proposal, then Eagle shall make payment to Community Trust of an additional termination fee in the amount of $1,000,000.  Such amount shall be paid by wire transfer of immediately available funds on the date of such consummation or execution.

(b)    If Eagle or Community Trust, as the case may be, terminates this Agreement pursuant to Section 7.1(e), then Community Trust or Eagle, as the case may be, shall make payment of an amount (not to exceed $200,000 in the aggregate) equal to Eagle’s or Community Trust’s, as the case may be, Out-of-Pocket Expenses.

(c)    If this Agreement is terminated by (i) Community Trust pursuant to Section 7.1(e) and in such case an Acquisition Proposal by a third party with respect to Eagle has been publicly announced, disclosed or communicated or made known to any member of the senior management or Board of Directors of Eagle by such third party at any time after the date of this Agreement and prior to the date of the date of termination or (ii) either party pursuant to Section 7.1(b) and Community Trust is not in breach of Section 6.3(a) and in such case an Acquisition Proposal by a third party with respect to Eagle has been publicly announced, disclosed or communicated or made known to any member of the senior management or Board of Directors of Eagle by such third party at any time after the date of this Agreement and prior to the date of the Shareholder Meeting and the Eagle Board of Directors has failed to recommend, or has changed its recommendation, as provided in Section 7.1(f) hereof, then in the case of (i) or (ii), as the case may be, Eagle shall make payment to Community Trust of a termination fee in the amount of $1,250,000 (the “Termination Fee”) if within 12 months after such termination, Eagle shall consummate or enter into any agreement with respect to an Acquisition Proposal.  Such amount shall be paid by wire transfer of immediately available funds on the date of such consummation or execution.

(d)    Notwithstanding anything herein to the contrary, in no event shall the aggregate amount that Eagle must pay to Community Trust pursuant to Sections 7.2(a), (b) and (c) exceed the Termination Fee.

7.3    Effect of Termination.  In the event of termination of this Agreement by either Community Trust or Eagle as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.2(c), 7.2, 8.7 and 8.13 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or fraudulent acts.

8.    Certain Other Matters.

8.1    Notification of Offer.  If Eagle shall receive an unsolicited, bona fide offer made by a third party (“Third Party”) to consummate an Acquisition Proposal at anytime before the Effective Time, which if accepted in writing by Eagle would qualify as a Superior Proposal, Eagle shall immediately provide written notification to Community Trust (an “Offer Notification”) of such determination, but in any event within forty-eight (48) hours thereafter.  Within three (3) business days thereafter, Community Trust may propose any amendments or modifications to this Agreement, and the Eagle Board of Directors, in good faith and subject to its fiduciary duties, shall determine whether such third party’s Acquisition Proposal continues to be a Superior Proposal to the Community Trust revised proposal (which revised proposal shall receive full credit for an amount equal to the Termination Fee).

8.2    Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Any reference to gender in this Agreement shall be deemed to include any other gender.

8.3    Survival.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.4    Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto, in each case as may be authorized by the Board of Directors or designated officers of each of Community Trust and Eagle except that, after the vote by the shareholders of Eagle approving this Agreement, no such amendment or modification may be made if, as a result of such amendment or modification, the aggregate Merger Consideration as of the Closing Date would be less than $33,637,891.

8.5    Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

8.6    Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Kentucky, without regard to conflicts of laws principles.

8.7    Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.8    Notices.  All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

If to Community Trust, to:

Community Trust Bancorp, Inc.
Attn:  Jean R. Hale
Chairman, President and Chief Executive Officer
346 N. Mayo Trail
Pikeville, KY 41502
Facsimile:  (606) 437-3366

With copies to:

Greenebaum Doll & McDonald PLLC
Attn:  Ivan M. Diamond
3500 National City Tower
101 S. Fifth Street
Louisville, KY 40202
Facsimile: (502) 587-3695

If to Eagle, to:

Eagle Fidelity, Inc.
Attn:  Dennis W. Rich, President and Chief Executive Officer
203 South Main Street
Williamstown, KY 41097
Facsimile : (859) 824-6111

With copies to:

Frost Brown Todd LLC
Attn:  R. James Straus
400 West Market Street, 32nd Floor
Louisville, KY 40202
Facsimile: (502) 581-1087

8.9    Entire Agreement; etc.  This Agreement, together with the Disclosure Letters and the Confidentiality Agreements, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.  All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.10    Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

8.11    Severability.  Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.12    Specific Performance.  Each of Community Trust and Eagle acknowledges and agrees that the other would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached.  Accordingly, Community Trust and Eagle agree that the other shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over Community Trust and Eagle and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

8.13    Prevailing Party.  Notwithstanding Section 8.6, in the event either party hereto institutes legal action or proceedings arising out of or in any way connected with this Agreement, the non-prevailing party shall reimburse the prevailing party for all reasonable attorneys’ fees and costs incurred in connection therewith.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Community Trust Bancorp, Inc.

By:                         /s/ Jean R. Hale
Name:                    Jean R. Hale
Title:                      Chairman, President and Chief Executive Officer

               (“Community Trust”)

Eagle Fidelity, Inc.

By:                         /s/ Dennis W. Rich
Name:                    Dennis W. Rich
Title:                      President and Chief Executive Officer

              (“Eagle”)

Exhibit A

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into and effective as of May ____, 2007, by and between (i) Community Trust Bancorp, Inc., a Kentucky corporation (“Community Trust”), and (ii) The Undersigned Directors of Eagle Fidelity, Inc. (“Directors”).

Recitals:

Whereas, the parties desire that Eagle Fidelity, Inc., a Kentucky corporation (“Eagle”), be merged with and into Community Trust in accordance with that certain Agreement and Plan of Merger of even date herewith (“Merger Agreement”), by and between Community Trust and Eagle (said transaction being hereinafter referred to as the “Merger”);

Whereas, as a condition and inducement to Community Trust’s willingness to enter into the Merger Agreement, the Directors are entering into this Agreement concurrently with the execution of the Merger Agreement, pursuant to which the Directors will agree to vote the Directors’ shares of Eagle Common Stock (as defined in the Merger Agreement) in favor of the Merger and the transactions contemplated therein; and

Whereas, as of the date hereof, each Director beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and/or has voting power with respect to the number of shares of Eagle Common Stock set forth opposite each Director’s name below (such shares, together with any other shares of Eagle Common Stock which any Director acquires beneficial ownership of in any capacity, or voting power with respect to, after the date hereof and prior to the termination of this Agreement, are hereinafter referred to as the “Securities”).

Agreement:

Now, Therefore, in consideration of, and as a condition to, Community Trust entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Community Trust in connection therewith, the parties hereto agree as follows:

1.    Voting Agreement.  Each Director hereby agrees to vote all Securities that such Director is entitled to vote to approve the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated therein at the Shareholder Meeting (as defined in the Merger Agreement), or at any other meeting of the shareholders of Eagle, however called, or in connection with any written consent of the shareholders of Eagle.

2.    Representations and Warranties of Directors.  Each Director hereby represents and warrants to Community Trust that:

2.1    Authorization; Capacity.  Such Director has the legal capacity to enter into this Agreement.  This Agreement constitutes a valid and binding Agreement of each such Director.

2.2    Ownership of Securities.  Such Director is, as of the date hereof, the record or beneficial owner of the Securities set forth opposite the name of such Director below, and has the right to vote such Securities in the manner set forth in Section 1 of this Agreement.  There are no outstanding proxies, voting trusts or other agreements or arrangements by which such Director is bound, or by which such Director’s Securities are bound, that would require any of such Director’s Securities to be voted in a manner that would conflict with his or her obligations under this Agreement.

2.3    No Conflict.  Neither the execution and delivery of this Agreement by such Director, the consummation by such Director of the transactions contemplated hereby, the performance by such Director of his or her obligations hereunder, nor the compliance by such Director with any provision hereof will: (i) result in a violation or breach of, or constitute a default under any contract, agreement, instrument, commitment, arrangement or understanding to which such Director is a party, (ii) violate or conflict with any writ, judgment, injunction or decree applicable to such Director or such Director’s Securities, or (iii) require any consent, authorization or approval of any person including any governmental authority.

2.4    Residence.  Such Director is a resident of the Commonwealth of Kentucky.

3.    Covenants of Directors.  Each Director hereby covenants and agrees that:

3.1    No Proxies for Securities.  Except pursuant to the terms of this Agreement, during the Term (as defined below), such Director shall not directly or indirectly grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of his or her Securities with respect to the Merger Agreement or the transactions contemplated therein, or with respect to any other action on the part of Eagle, the consummation of which would frustrate the purposes, or prevent or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

3.2    No Transfer or Encumbrances of Securities.  Without the prior written consent of Community Trust, no Director shall transfer, sell, assign, convey, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect transfer, sale, assignment, conveyance, encumbrance or other disposition of any of such Director’s Securities during the Term, except for transfers: (i) by operation of law, by will, or pursuant to the laws of descent and distribution, (ii) in which the transferee shall agree in writing, pursuant to an instrument acceptable to Community Trust, to be bound by the provisions of this Agreement as fully as each Director, or (iii) by operation of law in conjunction with a valid foreclosure action or pursuant to bankruptcy or similar laws.  Without limiting the generality of the foregoing, no Director shall grant to any person or entity any option or right to purchase such Director’s Securities or any interest therein except in compliance with this Agreement, and no Director shall, during the Term, approve or ratify any agreement or contract pursuant to which such Director’s Securities would be transferred to any other person or entity as a result of any Acquisition Proposal (as defined in the Merger Agreement).

4.    Term.  Unless otherwise agreed to in writing by all of the parties hereto, this Agreement shall remain in full force and effect until the earlier of (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the consummation of the Merger and the other transactions contemplated by the Merger Agreement (“Term”).

5.    Miscellaneous.

5.1    Further Assurances.  Each Director will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use his or her reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

5.2    Amendments.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

5.3    Successors and Assigns; Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, heirs and representatives; provided that no Director may assign, delegate or otherwise transfer any of his or her rights or obligations under this Agreement without the consent of Community Trust, except as provided in Section 3.2 of this Agreement.  No provision of this Agreement is intended to confer upon any person or entity, other than the parties hereto, any rights or remedies hereunder.

5.4    Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Kentucky, without giving effect to any conflict of law rule or principle thereof.

5.5    Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which when taken together shall constitute one and the same instrument.

5.6    Severability.Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.7    Specific Performance.  Each Director acknowledges that the remedies at law of Community Trust for a breach or threatened breach of this Agreement by a Director would be inadequate and, in recognition of this fact, Community Trust, without posting any bond and in addition to all other remedies which may be available to it at law or in equity, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.  The rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or in equity.

5.8    Entire Agreement.  This Agreement (together with the Merger Agreement) embodies the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof.

5.9    Absence of Control.  It is the intent of the parties to this Agreement that Community Trust shall not be deemed (until consummation of the Merger) to control, directly or indirectly, Eagle and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Eagle.  Nothing contained herein shall be deemed to grant Community Trust an ownership interest in any Eagle Common Stock.

5.10    Individual Capacity.  With regard to the provisions of this Agreement related to the voting of Securities, the parties hereto acknowledge that each Director is entering into this Agreement solely in his or her capacity as an individual shareholder of Eagle and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Director, in his or her capacity as a director of Eagle, to act or fail to act in accordance with his or her fiduciary duties in such director capacity.  Furthermore, no Director makes any agreement or understanding herein in his or her capacity as a director of Eagle.  For the avoidance of doubt, nothing in this Section 5.10 shall in any way limit, modify or abrogate any of the obligations of any Director hereunder to vote the Securities owned by him or her, in his or her capacity as a shareholder of Eagle, in accordance with the terms of this Agreement and not to transfer any Securities except as permitted by this Agreement.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

In Witness Whereof, the parties have entered into this Agreement as of the date first written above.

Community Trust Bancorp, Inc.

By:
Name:      Jean R. Hale
Title:        Chairman, President and Chief Executive Officer

Dennis W. Rich  ( _______ Shares)

_______________________________________

William M. Stanley  ( _______ Shares)

_______________________________________

James J. Hale  ( _______ Shares)

_______________________________________

Rick W. Wood  ( _______ Shares)

_______________________________________

William C. Wilson  ( _______ Shares)

_______________________________________

Dr. William Ken Rich  ( _______ Shares)

_______________________________________

William F. Threlkeld  ( _______ Shares)

_______________________________________

Exhibit B

PLAN OF MERGER

This is a Plan of Merger dated as of May ___, 2007 (“Plan”), between Community Trust Bank, Inc., a Kentucky banking corporation (“Community Trust Bank”), and Eagle Bank, Inc., a Kentucky banking corporation (“Eagle Bank”).  This Plan is entered into pursuant to Section 2.12 of that certain Agreement and Plan of Merger dated as of May ___, 2007 (“Merger Agreement”), by and between Community Trust Bancorp, Inc., a Kentucky corporation (“Community Trust”), and Eagle Fidelity, Inc., a Kentucky corporation (“Eagle”).

1.    Merger.  Upon the terms and conditions set forth in this Plan, Eagle Bank shall be merged with and into Community Trust Bank (the “Merger”) at the “Effective Time” (as defined in Section 6 below).

2.    Community Trust Bank.  Community Trust Bank is a Kentucky chartered bank with its principal office in Pikeville, Kentucky.  The authorized capital stock of Community Trust Bank consists of 285,000 shares of common stock, $10 par value (“Community Trust Bank Common Stock”), of which 285,000 shares are issued and outstanding, fully paid and nonassessable and held by Community Trust.

3.    Eagle Bank.  Eagle Bank is a Kentucky chartered bank with its principal office in Williamstown, Kentucky.  The authorized capital stock of Eagle Bank consists of ______  shares of common stock, $____ par value (“Eagle Bank Common Stock”), of which ________ shares are issued and outstanding, fully paid and nonassessable and held by Eagle.

4.    Surviving Corporation. Community Trust Bank shall be the “Surviving Corporation” of the Merger.

5.    Authorization.  The Board of Directors of Community Trust Bank and its sole shareholder, Community Trust, have approved this Plan, authorized its execution, and authorized the performance by Community Trust Bank hereunder.  The Board of Directors of Eagle Bank and its sole shareholder, Eagle, have approved this Plan, authorized its execution, and authorized the performance by Eagle Bank hereunder.

6.    Statutory Merger.  At the time and on the date specified in the articles of merger filed with the Kentucky Secretary of State (the “Effective Time”), which shall be as soon as practicable following the effective time of the merger of Eagle with and into Community Trust (the “Holding Company Merger”), Eagle Bank shall be merged with and into Community Trust Bank on the terms and conditions of this Plan, in accordance with the Kentucky Business Corporation Act, as amended (the “KBCA”).

7.    Conditions of Merger.  The Merger shall not be effected unless and until:

(a)    The Holding Company Merger has become effective;

(b)    All approvals, consents or waivers of any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) required to permit consummation of the transactions contemplated by this Plan shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Community Trust Bank of the transactions contemplated hereby that, had such condition or requirement been known, Community Trust Bank would not, in its reasonable judgment, have entered into this Plan;

(c)    No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Plan.  No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger; and

(d)    Community Trust Bank and Eagle Bank shall have obtained the consent or approval of each person or entity (other than the governmental approvals or consents referred to in Section 7(b) above) whose consent or approval shall be required to consummate the Merger.

8.    Effect of Merger.  From and after the Effective Time:

(a)    The separate existence of Eagle Bank shall cease;

(b)    The title to all real estate and other property owned by Eagle Bank shall be vested in the Surviving Corporation without reversion or impairment;

(c)    The Surviving Corporation shall have all liabilities of Eagle Bank; and

(d)    A proceeding pending against Eagle Bank may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for Eagle Bank.

9.    Name, Articles, Bylaws, Directors and Officers.  From and after the Effective Time, until changed or amended in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and with the KBCA, the name of the Surviving Corporation shall be “Community Trust Bank, Inc.”

(a)    The Articles of Incorporation and Bylaws of Community Trust Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time.

(b)    The members of the Board of Directors of Community Trust Bank, as in effect immediately prior to the Effective Time, shall be the members of the Board of Directors of the Surviving Corporation at the Effective Time.

(c)    The officers of Community Trust Bank, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation at the Effective Time.

10.    Capital Stock.

(a)    At the Effective Time, each share of Eagle Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be extinguished and cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

(b)    At the Effective Time, each share of Community Trust Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger and shall constitute the shares of the Surviving Corporation.

11.    Termination.

(a)    This Plan shall automatically terminate, without any action on the part of any party, if and when the Merger Agreement is properly terminated.

(b)    Upon rightful termination of this Plan, except as may otherwise be provided in the Merger Agreement:

(1)    this Plan shall be void, and of no further effect, and

(2)    there shall be no liability by reason of this Plan, or the termination thereof on the part of Community Trust Bank or Eagle Bank or their respective directors, officers, employees, agents or shareholders.

12.    Headings.  The headings in this Plan have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Plan.

13.    Counterparts.  This Plan may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

14.    Merger Agreement.  This Plan is entered into in accordance with and for the purpose of facilitating the consummation of the “Bank Merger” as contemplated by Section 2.12 of the Merger Agreement.

15.    Governing Law.  This Plan shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Kentucky, without regard to any conflict of law rule or principle thereof.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Plan to be executed by their duly authorized officers as of the date first above written.

Community Trust Bank, Inc.

By:           ____________________________________
Name:                  ____________________________________
Title:                  ____________________________________

Eagle Bank, Inc.

By:           ____________________________________
Name:                  ____________________________________
Title:                  ____________________________________

Exhibit C

May ___, 2007

Community Trust Bancorp, Inc.
346 N. Mayo Trail
Pikeville, KY 41502

Ladies and Gentlemen:

To induce you to agree to the proposed merger (“Merger”) of Eagle Fidelity, Inc., a Kentucky corporation (“Eagle”), with and into Community Trust Bancorp, Inc., a Kentucky corporation (“Community Trust”), pursuant to that certain Agreement and Plan of Merger of even date herewith between Eagle and Community Trust (“Merger Agreement”), the undersigned hereby covenants, represents and warrants as follows:

1.    Compliance with Securities Laws.  The undersigned hereby acknowledges that he, she or it will be subject to the restrictions on resales contained in Rule 145 of the rules and regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“Securities Act”), and agrees to sell, transfer or otherwise dispose of any shares of common stock of Community Trust (“Community Trust Common Stock”) received by him, her or it pursuant to the Merger only in compliance with the provisions of the Securities Act and Rule 145 promulgated thereunder.  The undersigned acknowledges that Community Trust is not under any obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of Community Trust Common Stock to be received pursuant to the Merger.

2.    Restrictive Legend.  The undersigned agrees that the certificates representing shares of Community Trust Common Stock to be issued to the undersigned pursuant to the Merger will be stamped or otherwise imprinted with a legend in substantially the following form:

The shares represented by this certificate may not be sold, transferred or otherwise disposed of except in a transaction covered by an effective registration statement under the Securities Act of 1933, as amended, or in accordance with Rule 145 promulgated thereunder, or in accordance with a legal opinion satisfactory to Community Trust that such sale or transfer is otherwise exempt from the requirements of such Act.

This letter agreement (together with the Merger Agreement) is the complete agreement between Community Trust and the undersigned concerning the subject matter hereof and shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to any conflict of law rule or principle thereof.

[Remainder of Page Intentionally Left Blank; Signature Follows]

INDIVIDUAL AFFILIATE

Signature of Affiliate:

_________________________________________

Printed Name: _____________________________

CORPORATE / ENTITY AFFILIATE

Signature of Affiliate:

Printed Name of Entity:

                                                                                               __________________________________________

By: ______________________________________

Title: _____________________________________